                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-76067
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 25, 1999)

                                1,565,000 UNITS

                         KANEB PIPE LINE PARTNERS, L.P.

                     REPRESENTING LIMITED PARTNER INTERESTS
                                $39.60 PER UNIT
                               ------------------
     We are selling 1,565,000 units with this prospectus supplement and the accompanying prospectus. We have granted the underwriters an option to purchase up to 156,500 additional units to cover over-allotments.

     Our units are listed on the New York Stock Exchange under the symbol "KPP." The last reported sale price of our units on the New York Stock Exchange on May 13, 2002 was $39.60 per unit.

                               ------------------

     INVESTING IN OUR UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER UNIT      TOTAL
                                                              --------   -----------
Public Offering Price.......................................  $39.6000   $61,974,000
Underwriting Discount.......................................  $ 1.6830   $ 2,633,895
Proceeds to Kaneb Partners (before expenses)................  $37.9170   $59,340,105

     The underwriters are offering the units subject to various conditions. The underwriters expect to deliver the units to purchasers on or about May 17, 2002.

                               ------------------

SALOMON SMITH BARNEY
                              A.G. EDWARDS & SONS, INC.
                                                     LEHMAN BROTHERS

May 13, 2002

                               TABLE OF CONTENTS

                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-3
Risk Factors................................................   S-6
Use of Proceeds.............................................  S-10
Capitalization..............................................  S-11
Price Range of Units and Distributions......................  S-12
Selected Historical Financial and Operating Data............  S-13
Business....................................................  S-15
Underwriting................................................  S-25
Validity of Units...........................................  S-26
Experts.....................................................  S-26

                            PROSPECTUS
About Kaneb Partners........................................     3
About this Prospectus.......................................     3
Risk Factors................................................     4
Where You Can Find More Information.........................    10
Forward-looking Statements and Associated Risks.............    10
Kaneb Partners..............................................    12
Use of Proceeds.............................................    13
Cash Distributions..........................................    13
Conflicts of Interest and Fiduciary Responsibilities........    20
Federal Income Tax Considerations...........................    23
State and Other Tax Considerations..........................    37
Investment in Kaneb Partners by Employee Benefit Plans......    38
Plan of Distribution........................................    39
Legal.......................................................    39
Experts.....................................................    40
Index to Financial Statements...............................   F-1

                               ------------------

        IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
                           AND THE RELATED PROSPECTUS

     This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this units offering. The second part, the related prospectus, gives more general information, some of which may not apply to this offering.

     If the description of the offering varies between the prospectus supplement and the related prospectus, you should rely on the information in this prospectus supplement.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the related prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of the units in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the related prospectus or in the documents incorporated by reference in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

     This summary highlights information from this prospectus supplement and the related prospectus. It is not complete and may not contain all of the information that you should consider before investing in the units. This prospectus supplement and the related prospectus include specific terms of the offering of the units, information about our business and our financial data. You should read the entire prospectus supplement, the related prospectus and the documents we have incorporated by reference carefully, including the "Risk Factors" section and our financial statements and the notes to those statements, before making an investment decision.

     As used in this prospectus supplement and the accompanying prospectus, "we," "us," "our" and "Kaneb Partners" mean Kaneb Pipe Line Partners, L.P. and include our subsidiary operating companies, "Statia" means the subsidiaries of Statia Terminals Group N.V. we acquired and "Statia Terminals" means Statia Terminals Group N.V. Our units represent limited partner interests in Kaneb Partners.

                                 KANEB PARTNERS

     We are a Delaware limited partnership engaged through operating subsidiaries in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids. Kaneb Pipe Line Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Kaneb Services LLC, serves as our general partner.

     Our pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. We own a 2,090 mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550 mile pipeline system that extends through Wyoming, South Dakota and Colorado. Our east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Our west pipeline serves eastern Wyoming, western South Dakota, and the urban areas of Colorado and transports mainly gasoline. These products are transported from refineries connected to our pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. During 2001, we shipped approximately 18.6 billion barrel miles of refined petroleum products on our pipeline systems. Substantially all of our pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation.

     We are the third largest independent liquids terminaling company in the United States based on storage tank capacity. Our terminaling business is conducted through our subsidiaries Support Terminal Services, Inc. and Support Terminals Operating Partnership, L.P., which operate under the trade name ST Services. Our terminaling business consists of receiving, storing and delivering liquid petroleum products and specialty chemicals. ST Services and its predecessors have been in the terminaling business for more than 40 years. Our total worldwide tankage capacity is approximately 58.9 million barrels after giving effect to our recent Statia acquisition. Since 1996, we have acquired 19 domestic terminal facilities with an aggregate storage capacity of 20.8 million barrels. In the United States, we operate 41 facilities in 21 states and the District of Columbia. ST Services' six largest domestic terminal facilities are in Piney Point, Maryland; Linden, New Jersey (50% owned joint venture); Crockett, California; Martinez, California; Jacksonville, Florida and Texas City, Texas. Two of our largest domestic terminals, Crockett and Martinez, California, were among the seven terminals we acquired when we purchased Shore Terminals LLC on January 3, 2001. ST Services also owns six terminals in the United Kingdom, which have an aggregate capacity of approximately 5.5 million barrels in 307 tanks, are served by deep water marine docks and handle a variety of liquids, including petroleum products, chemicals, fats, vegetable oils and molten sulphur. Three of the terminals are in England, two are in Scotland and one is in Northern Ireland. Our recently completed Statia acquisition, which is described below under "Recent Developments", added approximately 18.8 million barrels to our total tankage capacity.

     Our strategy is to continue our growth through:

     - selective strategic acquisitions of pipelines and terminaling and storage facilities that complement our existing asset base and distribution capabilities or provide entry into new markets,

     - improving the performance of our asset base, and

     - expanding into related businesses.

     We continually evaluate new acquisition opportunities. We seek to acquire pipeline assets that are contiguous with our existing pipeline system and acquisitions of terminal and storage facilities that are adjacent to our existing terminals or pipelines. We can normally absorb these acquisitions with little or no incremental operating expense. Since 1996, we have made six acquisitions of this type in addition to the 19 acquisitions referred to above. We also pursue acquisitions that allow us to expand our operations into new markets or related businesses.

                              RECENT DEVELOPMENTS

STATIA TERMINALS ACQUISITION

     On February 28, 2002, we acquired the liquids terminaling subsidiaries of Statia Terminals Group N.V. for approximately $178 million in cash (net of acquired cash). The acquired Statia subsidiaries had approximately $107 million in outstanding debt, including $101 million of 11.75% notes due in November 2003. The cash portion of the purchase price was funded by our $275 million revolving credit agreement and proceeds from our February 2002 public debt offering. On April 5, 2002, we redeemed all of Statia's 11.75% notes at 102.938% of the principal amount, plus accrued interest. The redemption was funded by our $275 million credit facility.

     Statia's terminaling operations encompass two world-class, strategically located facilities. The storage and transshipment facility on the island of St. Eustatius, which is located east of Puerto Rico, has tankage capacity of 11.3 million barrels. The facility located at Point Tupper, Nova Scotia, Canada has tankage capacity of 7.5 million barrels. Both facilities provide a broad range of products and services, including storage and throughput, marine services and product sales of bunker fuels and bulk oil products.

     Additional information regarding the Statia acquisition, including pro forma financial information and historical financial information regarding the acquired businesses, may be found in our Current Report on Form 8-K filed on March 14, 2002 and our Current Report on Form 8-K/A filed on May 9, 2002, with the Securities and Exchange Commission.

                               ------------------

     Our address is 2435 North Central Expressway, Richardson, Texas 75080, and our telephone number is (972) 699-4062. You may contact us through our Investor Relations Department by phone at (972) 699-4041 or by facsimile at (972) 699-4025.

                                  THE OFFERING

     The following information assumes that the underwriters do not exercise the option we granted to them to buy additional units in the offering.

Securities Offered............   1,565,000 units (1,721,500 units if the
                                 underwriters' over-allotment option is
                                 exercised in full).

Units to Be Outstanding after
the Offering..................   23,100,090 units (23,256,590 units if the
                                 underwriters' over-allotment option is
                                 exercised in full), representing a 98% limited partner interest.

Use of Proceeds...............   We will receive net proceeds from the offering
                                 of approximately $59.1 million. We will use the net proceeds to reduce indebtedness under our bank revolving credit facility. Please read
                                 "Use of Proceeds."

New York Stock Exchange
Symbol........................   KPP

                                  RISK FACTORS

     An investment in the units involves risk. See "Risk Factors" beginning on page S-6 of this prospectus supplement and on page 4 of the accompanying prospectus for a more detailed discussion of additional factors that you should consider before purchasing units. See also "Business-Litigation" beginning on page S-22 of this prospectus supplement for a discussion of certain pending claims for environmental investigation and remediation expenses.

                                TAX CONSEQUENCES

     The tax consequences to you of an investment in our units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of units, see "Federal Income Tax Considerations" in the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

     We estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the final calendar quarter of 2004, you will be allocated an amount of federal taxable income for that period that is less than or equal to approximately 85% of the amount of cash distributed to you with respect to that period.

     This estimate is based upon many assumptions regarding our business and operations, including assumptions as to tariffs, capital expenditures, cash flows and anticipated cash distributions. Our estimate assumes our available cash will approximate the amount necessary to continue the current quarterly distribution rate of $0.79 per unit. Our estimate does not include any effects on taxable income or cash distributions that may result from the Statia acquisition, but we do not believe such effects will materially affect the ratio of taxable income to cash distributions. This estimate and the assumptions are subject to, among other things, numerous business, economic, regulatory and competitive uncertainties beyond our control and to certain tax reporting positions that we have adopted. The Internal Revenue Service could disagree with our tax reporting positions, including estimates of the relative fair market values of our assets and the validity of our allocations. Accordingly, we cannot assure you that the estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material.

                                  RISK FACTORS

     Before you invest in our units, you should be aware that such an investment involves various risks, including those described below and in the related prospectus. If any of those risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our units could decline, and you could lose all or part of your investment. You should consider carefully the risk factors below and those beginning on page 4 of the accompanying prospectus, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference before buying units.

RISKS OF INTEGRATING ACQUIRED BUSINESSES

  WE MAY NOT BE ABLE TO INTEGRATE EFFECTIVELY AND EFFICIENTLY THE BUSINESSES AND OPERATIONS WE ACQUIRE.

     Part of our business strategy includes acquiring additional pipelines and terminaling and storage facilities that complement our existing asset base and distribution capabilities or provide entry into new markets. Unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful business combinations will require our management and other personnel to devote significant amounts of time to integrating the acquired businesses with our existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. In addition, the management of the acquired business may not join our management team. Any change in management may make it more difficult to integrate an acquired business with our existing operations.

     Since 1996, we have acquired 19 domestic terminal facilities, including the terminal facilities we acquired in the Shore acquisition in January 2001. Our acquisition of the liquids terminaling operations of Statia Terminals was significant in relation to the size and scope of our existing terminaling operations. If we do not successfully integrate the Statia acquisition and our other acquisitions, or if there is any significant delay in achieving such integration, our business and financial condition could be adversely affected.

RISKS RELATED TO OUR STATIA TERMINALS ACQUISITION

     Our acquisition of the liquids terminaling operations of Statia Terminals brings additional risks to the operation of our terminaling business as a whole. Because the size of the Statia acquisition is significant in relation to our existing business and operations, you should consider the following additional risk factors.

  IF THE BENEFICIAL TAX STATUS OF CERTAIN OF STATIA'S TERMINALING FACILITIES IS TERMINATED, STATIA'S BUSINESS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

     Statia's St. Eustatius facility has qualified in the past for designation as a free trade zone, and Statia's Point Tupper facility is designated as a customs bonded warehouse. Such status allows customers of Statia to transship commodities to other destinations with minimal Netherlands Antilles or Canadian tax effects.

     Pursuant to a Free Zone and Profit Tax Agreement with the island government of St. Eustatius, which expired on December 31, 2000, Statia was subject to a minimum annual tax of 0.5 million Netherlands Antilles guilders, or approximately $0.3 million. This agreement provided that any amounts paid to meet the minimum annual payment would be available to offset future tax liabilities under the agreement to the extent that the minimum annual payment was greater than 2% of taxable income. Statia has been adhering to the terms of this agreement since its expiration. Discussions regarding a modified and extended agreement are in progress, and we believe that, although some terms and conditions will be modified from those of the prior agreement and the amounts payable may increase or decrease, the execution of a new extended agreement is likely. However, if the beneficial tax status of Statia's facilities does not continue, or if significant adverse modifications are made to the tax agreement, our business and financial condition may be adversely affected. We can give no assurances that this agreement will be extended on terms favorable to us, if at all.

     In Canada, the customs bonded warehouse designation expires annually. Statia routinely renews this designation through compliance with regulations, including providing evidence of bonding arrangements and fee payments. It is possible that Statia could lose its customs bonded warehouse designation in Canada through non-compliance, inability to obtain the necessary bonding arrangements or as a result of significant changes in regulations.

     Should the free trade zone designation fail to be extended or the customs bonded warehouse designation terminate, our business and financial condition may be adversely impacted.

  ENVIRONMENTAL RISKS MAY INCREASE THE COST OF STATIA'S OPERATIONS AND GIVE RISE TO UNEXPECTED LIABILITIES.

     In connection with Statia's acquisition by Castle Harlan Partners II L.P. in 1996, certain matters involving potential environmental costs were identified at Statia's Point Tupper, Nova Scotia, Canada facility. Praxair, Inc., the former owner of Statia, agreed to pay for certain of these environmental costs, subject to certain limitations. Praxair has paid approximately $5.61 million to Statia in reimbursement for such environmental costs during the period from November 27, 1996 to December 31, 2001. Based on investigations conducted and information available to date, the potential cost of additional investigation and remediation is estimated to be approximately $13 million, substantially all of which we believe is the responsibility of Praxair pursuant to the terms of the agreement with Praxair. We have also identified certain other environmental, health and safety costs not covered by the agreement with Praxair for which $1.5 million was accrued in 1996 in conjunction with the Castle Harlan acquisition. Any significant dispute or delay by Praxair in paying any amounts owed to Statia or the discovery of any additional material liabilities for which Praxair is not required to reimburse Statia under the agreement could have a material adverse effect on our business and financial condition.

     In addition, our acquisition of Statia expands our operations into geographic areas and jurisdictions in which we previously had no operations. The discovery of additional material environmental conditions, material violations of environmental laws or changes in or more vigorous enforcement of environmental laws in these new geographic areas could have a material adverse effect on our business and financial condition.

  STATIA'S TERMINALING OPERATIONS ARE LARGELY DEPENDENT ON THE DEMAND FOR CRUDE OIL AND PETROLEUM PRODUCTS IMPORTED INTO THE U.S. AND A DECREASE IN SUCH DEMAND MAY ADVERSELY AFFECT STATIA'S FINANCIAL RESULTS.

     Statia's operations are largely dependent on the demand for crude oil and petroleum products imported into the U.S. The demand for imported crude oil and petroleum products in the U.S. is influenced by a number of factors, including weather conditions, economic growth, pricing of petroleum products and substitute products, government policy, transportation costs, domestic production and refining capacity and utilization. Changes in government regulation that affect the petroleum industry, including the imposition of a surcharge on imported oil or an increase in taxes on crude oil and oil products, could adversely affect this business. These factors are beyond our control, and we can give no assurances that future conditions affecting supply and demand of crude oil and petroleum products will be favorable to our business and financial condition.

  CURRENT AND FUTURE PRICING OF CRUDE OIL AND PETROLEUM PRODUCTS AND ANY REDUCED AVAILABILITY OR INCREASED COST OF TANKERS MAY ADVERSELY AFFECT STATIA'S FINANCIAL RESULTS.

     When the future prices for crude oil and petroleum products that Statia stores fall below current spot prices for any length of time, customers using Statia's storage facilities are less likely to store such product, thereby reducing storage utilization levels. This market condition is referred to as "backwardation." When future prices exceed current spot prices for any length of time the market is said to be in "contango." Historically, heating oil has been in contango during the summer months and gasoline has been in contango during the winter months. We can give no assurances that the market will follow this pattern in the future.

     When the crude oil and petroleum products market is in contango for a specific product by an amount exceeding storage costs, time value of money, cost of a second vessel and the cost of loading and unloading at the terminal, the demand for storage capacity at Statia's terminals for such product usually increases. Thus, Statia's operations are also dependent on the availability of and the reasonableness of charter rates of very-large and ultra-large crude carriers to transfer products to Statia's facilities and of smaller vessels to subsequently transfer products from Statia's facilities to downstream users.

  ADVERSE WEATHER SUCH AS HURRICANES CAN NEGATIVELY AFFECT OUR STATIA
  OPERATIONS.

     Statia's operations are disrupted from time to time by adverse weather conditions. Since its construction in 1982, Statia's St. Eustatius facility has been adversely impacted by seven hurricanes. The three that most seriously affected that facility occurred in the third and fourth quarters of 1995. Operations at the St. Eustatius facility ceased for varying lengths of time from August 28, 1995 to October 3, 1995, and during September 1995, vessel calls at the St. Eustatius facility decreased substantially. In addition, hurricane Georges in September 1998 caused approximately $8.5 million in damage to the facility, most of which was covered by insurance.

     Although we maintain insurance policies to cover damage to our real and personal property at levels that we consider appropriate, we do not currently carry business interruption insurance with respect to our terminaling facilities due to what we believe are excessive premium costs for the coverage provided. We do, however, carry business interruption insurance for our offshore single point mooring system. While we believe we are adequately insured, future losses at our Statia terminaling facilities could exceed insurance policy limits or, under adverse interpretations, could be excluded from coverage.

TAX RISKS TO UNITHOLDERS

     You are urged to read "Federal Income Tax Considerations" in the accompanying prospectus for a more complete discussion of the following federal income tax risks related to owning and disposing of units.

  THE IRS COULD TREAT US AS A CORPORATION FOR TAX PURPOSES, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     The anticipated after-tax economic benefit of an investment in units depends largely on our being treated as a partnership for federal income tax purposes.

     If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and we would likely pay state taxes as well. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the units.

     A change in current law or a change in our business could cause us to be classified as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

  A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR UNITS.

     We have not requested a ruling from the IRS with respect to any matter affecting us since 1993. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and therefore indirectly by the unitholders and our general partner.

  YOU MAY BE REQUIRED TO PAY TAXES EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS.

     You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

  TAX GAIN OR LOSS ON DISPOSITION OF UNITS COULD BE DIFFERENT THAN EXPECTED.

     If you sell your units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those units. Prior distributions in excess of the total net taxable income you were allocated for a unit, which decreased your tax basis in that unit, will, in effect, become taxable income to you if the unit is sold at a price greater than your tax basis in that unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, will likely be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

  IF YOU ARE A TAX-EXEMPT ENTITY, REGULATED INVESTMENT COMPANY OR MUTUAL FUND OR IF YOU ARE NOT A U.S. PERSON, YOU MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING UNITS.

     Investment in units by tax-exempt entities, regulated investment companies or mutual funds and foreign persons raises issues unique to them. For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes, at the highest effective rate applicable to individuals, and foreign persons will be required to file federal income tax returns and generally pay tax on their share of our taxable income.

  WE HAVE REGISTERED AS A TAX SHELTER. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We have registered with the IRS as a "tax shelter." Our tax shelter registration number is 93230000163. The tax laws require that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that may be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return and indirectly bear a portion of the cost of an audit of us.

  WE WILL TREAT EACH PURCHASER OF UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF UNITS.

     Because we cannot match transferors and transferees of units and for other reasons, we will adopt depreciation and amortization positions that may not conform with all aspects of applicable Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of units and could have a negative impact on the value of the units or results in audit adjustments to your tax returns.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES AND MAYBE FOREIGN JURISDICTIONS WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN THE UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state, local or foreign tax consequences of an investment in our units.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the offering of approximately $59.1 million to reduce indebtedness outstanding under our $275 million bank revolving credit facility. As of March 31, 2002, approximately $140 million was outstanding under our bank revolving credit facility, with an annual interest rate of 2.60%, and an expiration date in December 2003. Borrowings under this facility were used to finance the Statia acquisition, which we completed in February 2002. On April 5, 2002, an additional $103 million was drawn to fund the redemption of Statia first mortgage notes.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization at March 31, 2002 and our pro forma as adjusted consolidated capitalization at March 31, 2002. Our pro forma as adjusted information as of March 31, 2002 gives effect to:

     - the application of the net proceeds of this offering to reduce amounts outstanding under our bank revolving credit facility; and

     - the application of borrowings under our bank revolving credit facility of approximately $103 million to fund the redemption of Statia's first mortgage notes on April 5, 2002 and other debt, as if those transactions had occurred on March 31, 2002.

For a discussion of the application of the proceeds of this offering, see "Use of Proceeds." This table should be read in conjunction with our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                               AS OF MARCH 31, 2002
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Long-term debt:
  Bank term loan............................................  $ 23,213    $ 23,213
  Bank revolving credit facility............................   140,000     183,860
  7.750% Senior Unsecured Notes due 2012....................   250,000     250,000
  Statia's 11.75% first mortgage notes......................   102,010          --
Partners' capital...........................................   267,679     326,819
                                                              --------    --------
  Total capitalization......................................  $782,902    $783,892
                                                              ========    ========

                     PRICE RANGE OF UNITS AND DISTRIBUTIONS

     As of March 8, 2002, there were 21,535,090 units outstanding, held by approximately 1,000 holders, including units held in street name. The units are traded on the New York Stock Exchange under the symbol KPP. The following table sets forth, for the periods indicated, the high and low sales prices for the units, as reported on the NYSE Composite Transactions Tape, and quarterly declared cash distributions thereon. The last reported sale price of units on the NYSE on May 13, 2002, was $39.60 per unit.

                                                       PRICE RANGE             CASH
                                                    ------------------   DISTRIBUTIONS PER
                                                     HIGH        LOW          UNIT(1)
                                                    ------      ------   -----------------
2000
  First Quarter...................................  $28.25      $24.19         $0.70
  Second Quarter..................................   27.13       23.38          0.70
  Third Quarter...................................   29.94       24.69          0.70
  Fourth Quarter..................................   31.75       26.06          0.70
2001
  First Quarter...................................  $31.81      $27.75         $0.70
  Second Quarter..................................   36.00       30.00          0.70
  Third Quarter...................................   40.44       34.13          0.75
  Fourth Quarter..................................   42.19       37.83          0.75
2002
  First Quarter...................................  $43.99      $34.38         $0.79(2)
  Second Quarter (through May 13, 2002)...........   42.06       39.20              (2)

---------------

(1) Represents cash distributions attributable to the quarter and declared and paid within 45 days after the quarter.

(2) Declared for the first quarter on March 19, 2002, and payable on May 15, 2002, to unitholders of record on April 30, 2002. The cash distribution for the second quarter has not yet been declared or paid. The first distribution payable to purchasers of the units offered hereby will be declared and paid after the second quarter of 2002.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     We have derived the summary historical financial and operating data as of and for each of the years ended December 31, 1999, 2000 and 2001 from our audited financial statements and related notes. We have derived the summary historical financial and operating data as of and for each of the years ended December 31, 1999, 2000 and 2001 from our audited financial statements and related notes. We have derived the summary historical financial and operating data as of March 31, 2001 and 2002 and for the three-month periods then ended from our unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the data. The results for the three month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the full fiscal year. You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2001, and our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2001 and 2002, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

     The unaudited pro forma financial information for Kaneb Partners has been derived from our historical financial statements and those of Statia Terminals Group N.V. The unaudited pro forma statement of income data for the year ended December 31, 2001 includes pro forma adjustments that give effect to (i) the January 2002 issuance of 1,250,000 limited partner units, (ii) the February 2002 issuance of $250 million of 7.75% Senior Unsecured Notes by Kaneb Pipe Line Operating Partnership, L.P., and (iii) the February 28, 2002 acquisition of Statia, assuming such transactions were consummated as of January 1, 2001. The unaudited pro forma balance sheet data as of December 31, 2001 assume such transactions were consummated on December 31, 2001.

     The pro forma information is based on available information and contains certain assumptions that we deem appropriate. The pro forma information does not purport to be indicative of our financial position or results of operations, nor is the pro forma information necessarily indicative of our future financial position or results of operations. The pro forma information should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, and the consolidated financial statements of Statia contained herein and in our Current Report on Form 8-K/A filed May 9, 2002.

                                                                      PRO FORMA     THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,        YEAR ENDED        MARCH 31,
                                    ------------------------------   DECEMBER 31,   ------------------
                                      1999       2000       2001         2001        2001       2002
                                    --------   --------   --------   ------------   -------   --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
Revenues..........................  $158,028   $156,232   $207,796     $409,956     $48,069   $ 67,642
                                    --------   --------   --------     --------     -------   --------
Cost of products sold.............        --         --         --      116,011          --      7,829
Operating costs...................    69,148     69,653     90,632      127,812      21,655     25,139
Depreciation and amortization.....    15,043     16,253     23,184       39,127       5,751      7,113
General and administrative........     9,424     11,881     11,889       22,915       2,328      4,336
Gain on sale of assets............        --     (1,126)        --           --          --         --
                                    --------   --------   --------     --------     -------   --------
    Total costs and expenses......    93,615     96,661    125,705      305,865      29,734     44,417
                                    --------   --------   --------     --------     -------   --------
Operating income..................    64,413     59,571     82,091      104,091      18,335     23,225
Interest and other income.........       408        316      4,277        5,130         708         71
Interest expense..................   (13,390)   (12,283)   (14,783)     (37,484)     (4,721)    (5,277)
                                    --------   --------   --------     --------     -------   --------
Income before minority interest,
  income taxes and extraordinary
  item............................    51,431     47,604     71,585       71,737      14,322     18,019
Minority interest in net income...      (499)      (467)      (706)        (697)       (141)      (176)
Income tax provision(a)...........    (1,496)      (943)      (981)      (2,020)       (235)      (448)
                                    --------   --------   --------     --------     -------   --------
Income before extraordinary
  item............................  $ 49,436   $ 46,194   $ 69,898     $ 69,020     $13,946   $ 17,395

                                                                      PRO FORMA     THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,        YEAR ENDED        MARCH 31,
                                    ------------------------------   DECEMBER 31,   ------------------
                                      1999       2000       2001         2001        2001       2002
                                    --------   --------   --------   ------------   -------   --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
Extraordinary item -- loss on debt
  extinguishment, net of minority
  interest and income taxes.......        --         --     (5,757)      (5,757)     (5,757)      (153)
                                    --------   --------   --------     --------     -------   --------
Net income........................  $ 49,436   $ 46,194   $ 64,141     $ 63,263     $ 8,189   $ 17,242
                                    ========   ========   ========     ========     =======   ========
Allocation of net income per unit:
  Before extraordinary item.......  $   2.81   $   2.43   $   3.32     $   3.09     $   .67   $    .76
  Extraordinary item..............        --         --       (.29)        (.28)       (.29)      (.01)
                                    --------   --------   --------     --------     -------   --------
                                    $   2.81   $   2.43   $   3.03     $   2.81     $   .38   $    .75
                                    ========   ========   ========     ========     =======   ========
Cash distributions declared per
  unit............................  $   2.80   $   2.80   $   2.90                  $   .70   $    .79
                                    ========   ========   ========                  =======   ========

                                            DECEMBER 31,             PRO FORMA          MARCH 31,
                                   ------------------------------   DECEMBER 31,   -------------------
                                     1999       2000       2001         2001         2001       2002
                                   --------   --------   --------   ------------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD
  END):
Property and equipment, net......  $316,883   $321,355   $481,274     $776,223     $484,150   $777,640
Total assets.....................   365,953    375,063    548,371      877,464      547,418    871,309
Long-term debt...................   155,987    166,900    262,624      519,488      257,500    515,223
Partners' capital................   168,288    160,767    219,517      269,167      210,079    267,679
OTHER FINANCIAL DATA:
EBITDA(b)........................  $ 79,456   $ 75,824   $105,275     $143,218     $ 24,086   $ 30,338
Net cash provided by operating
  activities.....................    63,589     61,990    102,229                    27,491     18,048
Net cash used in investing
  activities.....................   (61,022)   (19,787)   126,112                  (109,722)  (182,983)
Net cash provided by (used in)
  financing activities...........     1,711    (42,572)    27,028                    91,971    176,459
Capital expenditures included in
  investing activities...........    14,568      9,483     17,246                     3,037      5,164
Operating income -- terminals....    28,577     23,358     45,318                    11,067     14,636
Operating income -- pipelines....    35,836     36,213     36,773                     7,268      8,451
Operating income -- product
  sales..........................        --         --         --                        --        138
PIPELINE OPERATING DATA:
Volume (thousand barrels)........    85,356     89,192     92,116                    21,424     20,045
Barrel miles (in millions)(c)....    18,440     17,843     18,567                     4,054      4,231
TERMINALS OPERATING DATA
  (THOUSAND BARRELS):
Storage capacity at period
  end(d).........................    28,843     30,281     39,006
Average utilization..............     89.9%      78.7%      84.5%

---------------

(a)  Certain operations are conducted in taxable entities.

(b) EBITDA is defined for this purpose as operating income before depreciation and amortization. EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. EBITDA may not be a comparable measurement among different companies. EBITDA is presented here to provide additional information about us.

(c) A barrel mile is the movement of one barrel of refined petroleum product one mile.

(d) Amounts include our 3.9 million barrel terminal in Linden, New Jersey. We manage this terminal and own a 50% interest in it.

                                    BUSINESS

OVERVIEW

     We are a publicly held Delaware limited partnership engaged in the pipeline transportation of refined petroleum products and the terminaling of petroleum products and specialty liquids. Our revenues, cash flows from operations and EBITDA increased to $207.8 million, $102.2 million and $105.3 million, respectively, in 2001 from $117.6 million, $49.2 million and $62.4 million, respectively, in 1996. The growth in revenues, cash flows from operations and EBITDA over this period was attributable primarily to acquisitions, particularly in our terminaling business. Our terminaling business contributed approximately 64% of our revenues and 60% of our EBITDA in 2001, compared with 46% and 41%, respectively, in 1996. Kaneb Pipe Line Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Kaneb Services LLC, serves as our general partner.

     Our pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. We own a 2,090-mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550-mile pipeline system that extends through Wyoming, South Dakota and Colorado. Our east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Our west pipeline serves Eastern Wyoming, Western South Dakota, and the urban areas of Colorado and transports mainly gasoline. These products are transported from refineries connected to our pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. During 2001, we shipped approximately 18.6 billion barrel miles of refined petroleum products on our pipeline systems. Substantially all of our pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation. In May 1998, the Federal Energy Regulatory Commission authorized us to adopt market-based rates in approximately one-half of our markets.

     We are also the third largest independent liquids terminaling company in the United States based on storage tank capacity. We conduct our terminaling business under the name ST Services. ST Services and its predecessors have been in the terminaling business for over 40 years. Our total worldwide storage capacity is approximately 58.9 million barrels. Since 1996, we have acquired 21 terminal facilities with an aggregate storage capacity of 39.5 million barrels. In the United States, we operate 41 facilities in 21 states and the District of Columbia. Our six largest terminal facilities in the U.S. are in Piney Point, Maryland; Linden, New Jersey (50% owned joint venture); Crockett, California; Martinez, California; Jacksonville, Florida and Texas City, Texas.

     In addition, we own:

     - a terminal on the island of St. Eustatius in the Caribbean, which was acquired as a part of the Statia acquisition, with a storage capacity of approximately 11.3 million barrels,

     - a terminal at Point Tupper, Nova Scotia, Canada, also acquired as a part of the Statia acquisition, with a storage capacity of approximately 7.5 million barrels, and

     - six terminals in the United Kingdom with an aggregate storage capacity of approximately 5.5 million barrels. Three of the U.K. terminals are in England, two are in Scotland and one is in Northern Ireland.

Our U.S. and overseas terminals provide storage on a fee basis for a variety of products from petroleum products to specialty chemicals to edible liquids.

     The following chart shows our organization and ownership structure as of the date of this prospectus supplement before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus supplement reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis.

                              ORGANIZATIONAL CHART


                             ----------------------
                               Kaneb Services LLC
                             ----------------------
                                       |
                                       |
                                      100%
                                       |
                                       |
                             ----------------------
     -----------------------   Kaneb Pipe Line
     |     -----------------     Company LLC
     |     |                 ----------------------
     |     |                           |
     |     |                           |
     |     |                     1% GP Interest
     |     |                           |
     |     |                           |
     |     |                 ----------------------             -----------
     |     ------------------    Kaneb Pipe Line    ----------- Public Unit
     |      23.5% LP              Partners, L.P.     75.5% LP     Holders
     |      Interest         ----------------------  Interest   -----------
     |                                 |
     |                                 |
     |                          99% LP Interest
     |                                 |
     |                                 |
     |                       ----------------------
     |                          Kaneb Pipe Line
     ------------------------     Operating
       1% GP Interest          Partnership, L.P.
                             ----------------------


       ---------------------------------------------------------------
       |                      |                    |                 |
      100%             99% LP Interest           100%               100%
       |                      |                    |                 |
----------------      -----------------    ----------------  -------------------
Support Terminal      Support Terminals    Statia Operating  Shore Terminals LLC
 Services, Inc.  ----     Operating            Entities      -------------------
----------------  |   Partnership, L.P.    ----------------
       |          |   -----------------
       |        1% GP         |
       |       Interest       |
       |                      |
-------------------   ----------------------
StanTrans Operating    ST Operating Entities
     Entities         ----------------------
-------------------

PRODUCTS PIPELINE BUSINESS

  INTRODUCTION

     Our pipeline business consists primarily of the transportation of refined petroleum products in Kansas, Nebraska, Iowa, South Dakota, North Dakota, Colorado and Wyoming. We own and operate the two common carrier pipelines described below.

     Except for our three single-use pipelines and certain ethanol facilities, all of our pipeline operations constitute common carrier operations and are subject to Federal tariff regulation. Our east pipeline and our west pipeline are also subject to regulation by governmental agencies such as the Department of Transportation and the Environmental Protection Agency. Additionally, our west pipeline is subject to state regulation of certain intrastate rates in Colorado and Wyoming, and our east pipeline is subject to state regulation in Kansas. We charge tariffs for transportation to shippers based upon transportation from the origination point on our pipeline to the final point of delivery on our system. Pipelines are generally the lowest cost method for intermediate and long-haul overland transportation of refined petroleum products.

     Our pipeline operations also include 21 truck loading terminals through which refined petroleum products are delivered to storage tanks and then loaded into petroleum transport trucks. Shippers generally store refined petroleum products for less than one week. Ancillary services, including injection of shipper-furnished and generic additives, are available at each terminal. We consider storage of product at terminals pending delivery to be an integral part of the product delivery service of our pipelines. We include charges for terminaling and storage of product at a pipeline's terminals in our tariffs for transportation.

  PRODUCTS TRANSPORTED

     Our pipeline revenues are based upon volumes and distances of product shipped. The following table reflects the total volume and barrel miles of refined petroleum products shipped and total operating revenues earned by our pipelines for each period shown:

                                                   YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------
                                        1997      1998      1999      2000      2001
                                       -------   -------   -------   -------   -------
Volume(a)...........................    69,984    77,965    85,356    89,192    92,116
Barrel miles(b).....................    16,144    17,007    18,440    17,843    18,567
Revenues(c).........................   $61,320   $63,421   $67,607   $70,685   $74,976

---------------

(a)  Volumes are expressed in thousands of barrels of refined petroleum product.

(b) Barrel miles are shown in millions. A barrel mile is the movement of one barrel of refined petroleum product one mile.

(c)  Revenues are expressed in thousands of dollars.

     The following table sets forth volumes by type of product transported by our pipelines during each period shown:

                                                     YEAR ENDED DECEMBER 31,
                                           -------------------------------------------
                                            1997     1998     1999     2000      2001
                                           ------   ------   ------   ------    ------
                                                     (THOUSANDS OF BARRELS)
Gasoline................................   32,237   37,983   41,472   44,215    46,268
Diesel and fuel oil.....................   33,541   36,237   40,435   41,087    42,354
Propane.................................    4,206    3,745    3,449    3,890     3,494
                                           ------   ------   ------   ------    ------
  Total.................................   69,984   77,965   85,356   89,192    92,116
                                           ======   ======   ======   ======    ======

  EAST PIPELINE

     Our east pipeline transports refined petroleum products, including propane, received from refineries in southeast Kansas and other connecting pipelines to its terminals along the system and to receiving pipeline connections in Kansas. Five connecting pipelines can deliver propane for shipment through our east pipeline from gas processing plants in Texas, New Mexico, Oklahoma and Kansas.

     Construction of our east pipeline commenced in the 1950's with a line from southern Kansas to Geneva, Nebraska. During the 1960's, we extended our east pipeline north to its present terminus at Jamestown, North Dakota. In the 1980's, the lines from Geneva, Nebraska to North Platte, Nebraska and the 16" line from McPherson, Kansas to Geneva, Nebraska were built and we acquired a 6" pipeline from Champlin Oil Company, part of which originally ran south from Geneva, Nebraska through Windom, Kansas terminating in Hutchinson, Kansas. In 1997, we completed construction of a new 6" pipeline from Conway, Kansas to Windom, Kansas, which is approximately 22 miles north of Hutchinson, that allows the Hutchinson terminal to be supplied directly from McPherson, a significantly shorter route than that previously used. As a result of this pipeline becoming operational, a 158-mile segment of the former Champlin line was shut down, including a terminal at Superior, Nebraska. The other end of the line runs northeast approximately 175 miles, crossing the pipeline at Osceola, Nebraska, continuing through a terminal at Columbus, Nebraska, and later interconnecting with our Yankton/Milford line to terminate at Rock Rapids, Iowa. In December 1998, we acquired a 175-mile pipeline from Amoco Oil Company that runs from Council Bluffs, Iowa to Sioux Falls, South Dakota and the terminal at Sioux Falls. On December 31, 1998 we purchased the 203-mile North Platte line for approximately $5 million at the end of a lease. In January 1999, a connection was completed to service the Sioux Falls terminal through the main east pipeline.

     Our east pipeline system also consists of 17 product terminals in Kansas, Nebraska, Iowa, South Dakota and North Dakota with total storage capacity of approximately 3.5 million barrels and an additional 22 product tanks with total storage capacity of approximately one million barrels at our tank farm installations at McPherson and El Dorado, Kansas. The system also has six origin pump stations in Kansas and 38 booster pump stations throughout the system. Additionally, the system maintains various offices and warehouse facilities, and an extensive quality control laboratory.

     Most of the refined petroleum products delivered through our east pipeline are ultimately used as fuel for railroads or in agricultural operations, including fuel for farm equipment, irrigation systems, trucks used for transporting crops and crop drying facilities. Demand for refined petroleum products for agricultural use, and the relative mix of products required, is affected by weather conditions in the markets served by our east pipeline. Government agricultural policies and crop prices also affect the agricultural sector. Although periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment, the demand for fuel for irrigation systems often increases during such times.

     The mix of refined petroleum products delivered varies seasonally, with gasoline demand peaking in early summer, diesel fuel demand peaking in late summer and propane demand higher in the fall. In addition, weather conditions in the areas served by our east pipeline affect both the demand for and the mix of the refined petroleum products delivered through our east pipeline, although historically any overall impact on the total volumes shipped has been short-term. Tariffs charged to shippers for transportation of products do not vary according to the type of product delivered.

  WEST PIPELINE

     Our west pipeline system includes approximately 550 miles of pipeline in Wyoming, Colorado and South Dakota, four truck loading terminals and numerous pump stations situated along the system. The system's four product terminals have a total storage capacity of more than 1.7 million barrels.

     Our west pipeline originates at Casper, Wyoming and travels east to the Strouds station, where it serves as a connecting point with Sinclair's Little America refinery and the Seminole pipeline that transports product from Billings, Montana-area refineries. From Strouds, the west pipeline continues eastward through its 8" line to Douglas, Wyoming, where a 6" pipeline branches off to serve our Rapid City, South Dakota terminal approximately 190 miles away. The Rapid City terminal has a three bay, bottom-loading truck rack and storage tank capacity of 256,000 barrels. The 6" pipeline also receives product from Wyoming Refining's pipeline at a connection near the Wyoming/South Dakota border, approximately 30 miles south of Wyoming Refining's Newcastle, Wyoming refinery. From Douglas, our 8" pipeline continues southward through a delivery point at the Burlington Northern junction to the terminal at Cheyenne, Wyoming. The Cheyenne terminal has a two bay, bottom-loading truck rack, storage tank capacity of 345,000 barrels and serves as a receiving point for products from the Frontier Oil & Refining Company refinery at Cheyenne, as well as a product delivery point to the Cheyenne pipeline. From the Cheyenne terminal, the 8" pipeline extends south into Colorado to the DuPont terminal in the Denver metropolitan area. The DuPont terminal is the largest terminal on our west pipeline system, with a six bay, bottom-loading truck rack and storage capacity of 692,000 barrels. The 8" pipeline continues to the Commerce City station, where it can receive from and transfer product to the Ultramar Diamond Shamrock and Conoco refineries and the Phillips Petroleum terminal. From Commerce City, a 6" line continues south 90 miles where the system terminates at the Fountain, Colorado terminal serving the Colorado Springs area. The Fountain terminal has a five bay, bottom-loading truck rack and storage tank capacity of 366,000 barrels.

     Our west pipeline serves Denver and other eastern Colorado markets and supplies jet fuel to Ellsworth Air Force Base at Rapid City, South Dakota. Our west pipeline has a relatively small number of shippers, who, with a few exceptions, are also shippers on our east pipeline system.

     While there is some agricultural and military jet fuel demand for the refined petroleum products delivered through our west pipeline, most of the demand is centered in the Denver and Colorado Springs area. Because demand on our west pipeline is significantly weighted toward urban and suburban areas, the product mix on our west pipeline includes a substantially higher percentage of gasoline than the product mix on our east pipeline.

  OTHER SYSTEMS

     We also own three single-use pipelines, in Umatilla, Oregon; Rawlins, Wyoming; and Pasco, Washington, each of which supplies diesel fuel to a railroad fueling facility. The Oregon and Washington lines are fully automated, however the Wyoming line utilizes a coordinated startup procedure between the refinery and the railroad. For the year ended December 31, 2001, these three systems transported a combined total of 3.2 million barrels of diesel fuel, representing an aggregate of $1.3 million in revenues.

TERMINALING BUSINESS

  INTRODUCTION

     Our terminaling business, ST Services, is one of the largest independent petroleum products and specialty liquids terminaling companies in the United States. For the year ended December 31, 2001, our terminaling business accounted for approximately 64% of our revenues and 60% of our EBITDA. As of March 31, 2002, ST Services operated 41 facilities in 21 states and the District of Columbia, with a total storage capacity of approximately 34.5 million barrels. We also own eight overseas terminals having a total capacity of approximately
24.2 million barrels. ST Services and its predecessors have been in the terminaling business for more than 40 years and handle a variety of liquids from petroleum products to specialty chemicals to edible liquids. ST Services' terminal facilities provide storage on a fee basis for petroleum products, specialty chemicals and other liquids. ST Services' six largest domestic terminal facilities are in Piney Point, Maryland; Linden, New Jersey (50% owned joint venture); Crockett,

California; Martinez, California; Jacksonville, Florida and Texas City, Texas. The following table outlines ST Services' terminal locations, capacities, tanks and primary products handled:

                                             STORAGE
FACILITY                                    CAPACITY    PRIMARY PRODUCTS HANDLED
--------                                    ---------   ------------------------
                                            (THOUSAND
                                            BARRELS)
PRIMARY U.S. TERMINALS:
  Piney Point, MD.........................    5,403     Petroleum
  Linden, NJ(a)...........................    3,884     Petroleum
  Crockett, CA............................    3,048     Petroleum
  Martinez, CA............................    2,800     Petroleum
  Jacksonville, FL........................    2,066     Petroleum
  Texas City, TX..........................    2,002     Chemicals and petrochemicals
  Other U.S. terminals (29 total).........   15,316     Petroleum, jet fuel, chemicals, pulp
                                                        liquor, fertilizer and animal fats
                                             ------
     Total U.S. ..........................   34,519
                                             ------
OVERSEAS TERMINALS:
  St. Eustatius...........................   11,334     Petroleum
  Canada..................................    7,501     Petroleum
  England (three terminals)...............    4,276     Chemicals, animal fats, petroleum and
                                                        molten sulphur
  Scotland (two terminals)................      813     Petroleum
  Northern Ireland........................      407     Petroleum
                                             ------
     Total Overseas ......................   24,331
                                             ------
          Total Overseas and U.S. ........   58,850
                                             ======

---------------

(a) 50% owned.

  DESCRIPTION OF OUR LARGEST TERMINAL FACILITIES

     St. Eustatius, Netherlands Antilles. We acquired, as part of the Statia acquisition, an 11.3 million barrel petroleum terminaling facility located on the Netherlands Antilles island of St. Eustatius, which is located at a point of minimum deviation from major shipping routes. St. Eustatius is approximately 1,900 miles from Houston, 1,500 miles from Philadelphia, 550 miles from Amuay Bay, Venezuela, and 1,100 miles from the Panama Canal. This facility is capable of handling a wide range of petroleum products, including crude oil and refined products. A three-berth jetty, a two-berth monopile with platform and buoy systems, a floating hose station and an offshore single point mooring buoy with loading and unloading capabilities serve the terminal's customers' vessels. This facility has 24 tanks with a total capacity of 4.7 million barrels dedicated to fuel oil storage, 18 tanks with a total capacity of 1.6 million barrels dedicated to petroleum products storage and eight tanks totaling 5.0 million barrels dedicated to multigrade crude oil storage. The facility also has a 15,000 barrel butane sphere. The St. Eustatius facility can accommodate the world's largest vessels for loading and discharging crude oil.

     Point Tupper, Nova Scotia. We also acquired, as part of the Statia acquisition, a terminaling facility located at Point Tupper in the Strait of Canso, near Port Hawkesbury, Nova Scotia, Canada, which is located at a point of minimal deviation from major shipping routes. Point Tupper is approximately 700 miles from New York City, 850 miles from Philadelphia and 2,500 miles from Mongstad, Norway. This facility operates the deepest independent ice-free marine terminal on the North American Atlantic coast, with access to the U.S. East Coast, Canada, and the Midwestern U.S. via the St. Lawrence Seaway and the Great Lakes system. The Point Tupper facility can accommodate substantially all of the world's largest fully-laden very-large and ultra-large crude carriers for loading and discharging. The Point Tupper facility can accommodate two vessels simultaneously. The berths at the dock of the Point Tupper facility connect to a
7.5 million barrel tank farm. The terminal has the capability of receiving and loading crude oil, petroleum products and certain petrochemicals. This facility has 16 tanks with a combined capacity of 5.0 million barrels dedicated to multigrade crude oil storage, three tanks with a combined capacity of 0.5 million barrels dedicated to fuel oil storage and 17 tanks with a combined capacity of 2.0 million barrels dedicated to petroleum products, including gasoline, gasoline blend components, diesel and distillates. The facility also has a 55,000 barrel butane storage sphere that is one of the largest of its kind in North America.

     Piney Point, Maryland. This is the largest U.S. terminal currently owned by ST Services and is located on approximately 400 acres on the Potomac River. We acquired this facility as part of the purchase of the liquids terminaling assets of Steuart Petroleum Company and certain of its affiliates in December 1995. The Piney Point terminal has approximately 5.4 million barrels of storage capacity in 28 tanks and is the closest deep water facility to Washington, D.C. This terminal competes with other large petroleum terminals in the East Coast water-borne market extending from New York Harbor to Norfolk, Virginia. The terminal currently stores petroleum products, consisting primarily of fuel oils and asphalt. The terminal has a dock with a 36-foot draft for tankers and four berths for barges. It also has truck loading facilities, product blending capabilities and is connected to a pipeline that supplies residual fuel oil to two power generating stations.

     Linden, New Jersey. In October 1998, ST Services entered into a joint venture relationship with Northville Industries Corp. to acquire the management of and a 50% ownership interest in the terminal facility at Linden, New Jersey that Northville previously owned. The 44-acre facility provides ST Services with deep water terminaling capabilities at New York Harbor and primarily stores petroleum products, including gasoline, jet fuel and fuel oils. The facility has a total capacity of approximately 3.9 million barrels in 22 tanks, can receive products via ship, barge and pipeline and delivers product by ship, barge, pipeline and truck. The terminal has two docks and leases a third with draft limits of 35, 24 and 24 feet, respectively.

     Crockett, California. We acquired this terminal in January 2001 as a part of the Shore acquisition. The terminal has approximately 3 million barrels of tankage and is located in the San Francisco Bay area. The facility provides deep-water access for handling petroleum products and gasoline additives such as ethanol. The terminal offers pipeline connections to various refineries and the Phillips and Kinder Morgan pipelines. It receives and delivers product by vessel, barge, pipeline and truck-loading facilities. The terminal also has railcar unloading capability.

     Martinez, California. The Martinez Terminal, also acquired in January 2001 as a part of the Shore acquisition, is located in the refinery area of San Francisco Bay. It has approximately 2.8 million barrels of tankage and handles refined petroleum products as well as crude oil. The terminal is connected to a Kinder Morgan pipeline and to area refineries by pipelines and can also receive and deliver products by vessel or barge. It also has a truck rack for product delivery.

     Jacksonville, Florida. The Jacksonville terminal, acquired as part of the Steuart transaction, is on approximately 86 acres on the St. John's River and consists of a main terminal and two annexes with combined storage capacity of approximately 2.1 million barrels in 30 tanks. The terminal is currently used to store petroleum products including gasoline, No. 2 oil, No. 6 oil, diesel and kerosene. This terminal has a tanker berth with a 38-foot draft and four barge berths and offers truck and rail car loading facilities and facilities to blend residual fuels for ship bunkering.

     Texas City, Texas. The Texas City facility is situated on 39 acres of land leased from the Texas City Terminal Railway Company ("TCTRC") with long-term renewal options. Located on Galveston Bay near the mouth of the Houston Ship Channel, approximately 16 miles from open water, the Texas City terminal consists of 124 tanks with a total capacity of approximately two million barrels. The eastern end of the Texas City site is adjacent to three deep water docking facilities, which TCTRC also owns. The three deep water docks include two 36-foot draft docks and a 40-foot draft dock. The docking facilities can accommodate any ship or barge capable of navigating the 40-foot draft of the Houston Ship Channel. ST Services is charged dockage and wharfage fees on a per vessel and per unit basis, respectively, by TCTRC, which it passes on to its customers.

  OTHER TERMINAL FACILITIES

     U.S. Terminals. Besides the six previous U.S. facilities described above, ST Services has 35 other terminal facilities located throughout the United States. These other facilities represented approximately 38.3% of ST Services' total worldwide storage capacity as of December 31, 2001. Twenty-five of these facilities primarily handle petroleum products, while the remaining ten handle a wide range of other products. These facilities provide ST Services with a geographically diverse base of customers, products handled and revenue.

     U.K. Terminals. ST Services' six terminals in the United Kingdom have an aggregate capacity of approximately 5.5 million barrels in 307 tanks, are served by deep water marine docks and handle a variety of liquids, including petroleum products, chemicals, fats, vegetable oils and molten sulphur. Three of the terminals are in England, two are in Scotland and one is in Northern Ireland.

LITIGATION

     Grace Litigation. Certain of our subsidiaries were sued in a Texas state court in 1997 by Grace Energy Corporation ("Grace"), the entity from which we acquired ST Services in 1993. The lawsuit involves environmental response and remediation costs allegedly resulting from jet fuel leaks in the early 1970's from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts (the "Otis pipeline" or the "pipeline"), ceased operations in 1973 and was abandoned not later than 1976, when the connecting terminal was sold to an unrelated entity. Grace alleged that our subsidiaries acquired the abandoned pipeline, as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages allegedly caused by the jet fuel leaks. Grace sought a ruling from the Texas court that our subsidiaries are responsible for all liabilities, including all present and future remediation expenses, associated with these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses. In the lawsuit, Grace also sought indemnification for expenses of approximately $3.5 million that it incurred since 1996 for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of our subsidiaries has been that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

     At the end of the trial, the jury returned a verdict including findings that (1) Grace had breached a provision of the 1993 acquisition agreement by failing to disclose matters related to the pipeline, and (2) the pipeline was abandoned before 1978 -- 15 years before we acquired ST Services. On August 30, 2000, the Judge entered final judgment in the case that Grace take nothing from our subsidiaries on its claims seeking recovery of remediation costs. Although our subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to indemnification from Grace if any such expenses were incurred in the future. Moreover, the Judge let stand a prior summary judgment ruling that the pipeline was an asset acquired by our subsidiaries as part of the 1993 ST Services transaction and that any liabilities associated with the pipeline would have become liabilities of our subsidiaries. Based on that ruling, the Massachusetts Department of Environmental Protection and Samson Hydrocarbons Company (successor to Grace Petroleum Company) wrote letters to ST Services alleging its responsibility for the remediation, and ST Services responded denying any liability in connection with this matter. The Judge also awarded attorney fees to Grace of more than $1.5 million. Both our subsidiaries and Grace have appealed the trial court's final judgment to the Texas Court of Appeals in Dallas. In particular, our subsidiaries have filed an appeal of the judgement finding that the Otis pipeline and any liabilities associated with the pipeline were transferred to them as well as the award of attorney fees to Grace.

     On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay against actions against Grace. This automatic stay covers the appeal of the Dallas litigation, and the Texas Court of Appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, our subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

     The Otis Air Force Base is a part of the Massachusetts Military Reservation ("MMR"), which has been declared a Superfund Site pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act. The MMR Site contains nine groundwater contamination plumes, two of which are allegedly associated with the Otis pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense and the United States Coast Guard, pursuant to a Federal Facilities Agreement, have been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. Our subsidiaries voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and the subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government at that time advised the parties that it believed it had incurred costs of approximately $34 million, and expected in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area.

     By letter dated July 26, 2001, the United States Department of Justice ("DOJ") advised ST Services that the Government intends to seek reimbursement from ST Services under the Massachusetts Oil and Hazardous Material Release Prevention and Response Act and the Declaratory Judgment Act for the Government's response costs at the two spill areas discussed above. DOJ relied in part on the judgment by the Texas state court that, in the view of the DOJ, held that ST Services was the current owner of the pipeline and the successor-in-interest of the prior owner and operator. The Government advised ST Services that it believes it has incurred costs exceeding $40 million, and expects to incur future costs exceeding an additional $22 million, for remediation of the two spill areas. We believe that our subsidiaries have substantial defenses. ST Services responded to the Department of Justice on September 6, 2001, contesting the Government's positions and declining to reimburse any response costs. The DOJ has not filed a lawsuit against ST Services seeking cost recovery for its environmental investigation and response costs.

     PEPCO Litigation. On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company ("PEPCO") ruptured. Work performed with regard to the pipeline was by a partnership of which ST Services is general partner. PEPCO has reported that it expects to incur total cleanup costs of $70 million to $75 million. Since May 2000, ST Services has provisionally contributed a minority share of the cleanup expense, which has been funded by ST Services' insurance carriers. We and PEPCO have not, however, reached a final agreement regarding our proportionate responsibility for this cleanup effort and have reserved all rights to assert claims for contribution against each other. We cannot predict the amount, if any, that ultimately may be determined to be ST Services' share of the remediation expense, but we believe that such amount will be covered by insurance and will not materially adversely affect our financial condition.

     As a result of the rupture, purported class actions have been filed against PEPCO and ST Services in federal and state court in Maryland by property and/or business owners alleging damages in unspecified amounts under various theories, including under the Oil Pollution Act ("OPA"). The court consolidated all of these cases in a case styled as In re Swanson Creek Oil Spill Litigation. The trial judge recently granted preliminary approval of a $2,250,000 class settlement, with ST Services and PEPCO each contributing half of the settlement fund. Notice of the proposed settlement was sent to putative class members in January 2002, and in response to this notice, some of the class members opted out of the class settlement. ST Services or PEPCO each have the right to void the entire class settlement and elect to pursue separate litigation. ST Services has not decided whether it will choose to void the class settlement. Even if the settlement becomes final, ST Services may still face litigation from opt-out plaintiffs. ST Services' insurance carriers have assumed the defense of these actions. While we cannot predict the amount, if any, of any liability we may have in these suits, we believe that such amounts will be covered by insurance and that these actions will not have a material adverse effect on our financial condition.

     PEPCO and ST Services have agreed with the federal government and the State of Maryland to pay costs of assessing natural resource damages arising from the Swanson Creek oil spill under OPA, but they cannot predict at this time the amount of any damages that may be claimed by the federal government and the State of Maryland. We believe that both the assessment costs and such damages are covered by insurance and will not materially adversely affect our financial condition.

     The U.S. Department of Transportation ("DOT") has issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $674,000. ST Services and PEPCO have contested the DOT allegations and the proposed penalty. A hearing was held before the DOT in late 2001 and ST Services anticipates that the Department will rule during the second or third quarter of 2002. In addition, by letter dated January 4, 2002, the Attorney General's Office for the State of Maryland advised ST Services that it plans to exercise its right to seek penalties from ST Services in connection with the April 7, 2000 spill. The ultimate amount of any penalty attributable to ST Services cannot be determined at this time, but we believe that this matter will not have a material adverse effect on our financial condition.

CERTAIN OTHER ENVIRONMENTAL MATTERS

     Contamination resulting from spills or releases of refined petroleum products is not unusual within the petroleum pipeline and liquids terminaling industries. As of March 31, 2002, we had established environmental reserves of approximately $13.2 million to address the investigation and remediation of spills and releases at our terminal facilities and from our pipelines and associated terminal facilities. Certain of these reserves account only for site assessment and may not include costs for remediation, if any.

     On December 20, 2001, the Georgia Department of Natural Resources (GDNR) issued ST Services a Notice of Violation based on the results of a Contamination Assessment performed for GDNR. Results identified an area of groundwater contamination allegedly caused by a discharge of petroleum hydrocarbons from the ST Services' pipeline originating at ST Services' Macon, Georgia terminal facility. The Notice of Violation requires assessment of the alleged soil and groundwater contamination. ST Services believes some or all of the area landowners have already settled claims regarding this contamination with a prior owner of the terminal. In the fall of 2001, the U.S. Environmental Protection Agency issued an Administrative Order, which required ST Services to investigate and remediate groundwater contamination at its Crockett, California terminal in response to a complaint from a nearby property owner. ST Services has spent approximately $3.1 million to date to investigate and remediate the identified contamination, although ST Services believes that the contamination pre-existed its acquisition of the property and that a substantial portion of the contamination is the responsibility of other parties. As of March 31, 2002, ST Services had established a reserve of approximately $2.3 million to cover additional environmental costs that could be incurred at this site. Environmental investigations or cleanups are also on-going at various other terminal sites. We believe our liability for the matters described in this paragraph should not have a material adverse effect on us.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of units set forth opposite the underwriter's name.

                                                              NUMBER OF
NAME                                                            UNITS
----                                                          ---------
Salomon Smith Barney Inc. ..................................    860,750
A.G. Edwards & Sons, Inc. ..................................    352,125
Lehman Brothers, Inc. ......................................    352,125
                                                              ---------
          Total.............................................  1,565,000
                                                              =========

     The underwriting agreement provides that the obligations of the underwriters to purchase the units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the units (other than those covered by the over-allotment option described below) if they purchase any of the units.

     The underwriters propose to offer some of the units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the units to dealers at the public offering price less a concession not to exceed $1.00 per unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per unit on sales to other dealers. If all of the units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 156,500 additional units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to such underwriter's initial purchase commitment.

     Kaneb Partners and its general partner, the current executive officers and directors of the general partner and Kaneb Services LLC have agreed that, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any units or any securities convertible into or exercisable or exchangeable for units; Kaneb Partners may, however, issue units to sellers of terminaling facilities or pipelines in connection with acquisitions by Kaneb Partners, provided that Kaneb Partners has received similar lock-up agreements from such sellers. Salomon Smith Barney, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

     The units are listed on the New York Stock Exchange under the symbol "KPP."

     Because the National Association of Securities Dealers, Inc. views the units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional units.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Unit....................................................  $   1.6830     $   1.6830
Total.......................................................  $2,633,895     $2,897,285

     In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of units made in an amount up to the number of units represented by the underwriters' over-allotment option. In determining the source of units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of units in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the units. They may also cause the price of the units to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may be discontinued at any time.

     We estimate that our total expenses of this offering will be approximately $200,000.

     The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We, together with our subsidiary operating partnership and our general partner, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                               VALIDITY OF UNITS

     The validity of the units is being passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Kaneb Pipe Line Partners, L.P. and subsidiaries as of December 31, 2001 and for each of the years in the three-year period ended December 31, 2001 and the consolidated balance sheet of Kaneb Pipe Line Company LLC and subsidiaries as of December 31, 2001, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited consolidated financial statements of Statia Terminals Group N.V. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 incorporated by reference in this prospectus supplement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

PROSPECTUS

                                5,000,000 UNITS

                         KANEB PIPE LINE PARTNERS, L.P.

                     REPRESENTING LIMITED PARTNER INTERESTS

                               ------------------

     We may from time to time offer and sell up to 5,000,000 of our units with this prospectus. We will decide the prices and terms of the sales at the time of each offering and will describe them in a supplement to this prospectus.

     We may use this prospectus to offer or sell units only if a prospectus supplement accompanies it. The prospectus supplement will contain important information about us and the units that this prospectus does not include. You should read both this prospectus and the prospectus supplement carefully.

     We may sell these units to underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution." The prospectus supplement will list any underwriters and the compensation that they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling these units, after we pay our share of the expenses of the offering.

     The New York Stock Exchange has listed our units under the symbol "KPP."

     Our address is 2435 North Central Expressway, Richardson, Texas 75080, and our telephone number is (972) 699-4055.

     YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE BUYING UNITS.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 25, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT KANEB PARTNERS........................................    3
ABOUT THIS PROSPECTUS.......................................    3
RISK FACTORS................................................    4
  Risks Inherent in Our Business............................    4
  Risks Relating to Year 2000 Problems......................    5
  Risks Relating to Our Partnership Structure...............    5
Tax-Related Risks...........................................    8
WHERE YOU CAN FIND MORE INFORMATION.........................   10
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS.............   10
KANEB PARTNERS..............................................   12
USE OF PROCEEDS.............................................   13
CASH DISTRIBUTIONS..........................................   13
  General...................................................   13
  Quarterly Distributions of Available Cash.................   15
  Adjustment of the Target Distributions....................   15
  Distributions of Cash Upon Liquidation....................   16
  Defined Terms.............................................   18
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES........   20
  Fiduciary Responsibility of the General Partner...........   21
FEDERAL INCOME TAX CONSIDERATIONS...........................   23
  Partnership Status........................................   23
  Partner Status............................................   26
  Tax Consequences of Unit Ownership........................   26
  Allocation of Partnership Income, Gain, Loss and
     Deduction..............................................   28
  Uniformity of Units.......................................   29
  Tax Treatment of Operations...............................   29
  Disposition of Units......................................   33
  Administrative Matters....................................   34
STATE AND OTHER TAX CONSIDERATIONS..........................   37
INVESTMENT IN KANEB PARTNERS BY EMPLOYEE BENEFIT PLANS......   38
PLAN OF DISTRIBUTION........................................   39
LEGAL.......................................................   39
EXPERTS.....................................................   40
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                               ------------------

     You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

                              ABOUT KANEB PARTNERS

     We are a publicly held Delaware limited partnership engaged in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids. Kaneb Pipe Line Company, a wholly owned subsidiary of Kaneb Services, Inc., serves as our general partner.

     As used in this prospectus, "we," "us," "our" and "Kaneb Partners" mean Kaneb Pipe Line Partners, L.P. and include our subsidiary operating companies.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to 5,000,000 of the units described in this prospectus in one or more offerings. This prospectus generally describes us and the units. Each time we sell units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of June 25, 1999. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

                                  RISK FACTORS

     You should consider the following risk factors, together with other information contained in this prospectus, any prospectus supplement and the information we have incorporated by reference.

RISKS INHERENT IN OUR BUSINESS

  OUR RATES MAY BE LIMITED BY FERC REGULATIONS

     The Federal Energy Regulatory Commission, pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.

     The FERC's primary rate making methodology is price indexing. We use this methodology in approximately half of our markets. With FERC approval, we use market based rates in our other markets. The indexing method allows a pipeline to increase its rates by a percentage equal to the Producer Price Index for Finished Goods minus 1%. If the index rises by less than 1% or falls, we will be required to reduce our rates that are based on the FERC's price indexing methodology if they exceed the new maximum allowable rate. In addition, changes in the index might not be large enough to fully reflect actual increases in our costs. The FERC's rate making methodologies may limit our ability to set rates based on our true costs or may delay the use of rates that reflect increased costs. If this occurs, it could adversely affect us. Competition constrains our rates in all of our markets. As a result we may from time to time be forced to reduce some of our rates to remain competitive.

  UNCERTAINTIES IN CALCULATING COST OF SERVICE FOR RATE-MAKING PURPOSES

     In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. If we were to become involved in a contested rate proceeding, this issue could be raised by an adverse party in that proceeding. Disallowance of the income tax allowance in the cost of service of our pipelines would adversely affect our cash flow and could reduce cash distributions to our unitholders.

  COMPETITION COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     Competitive conditions sometimes require that our pipelines file individual rates that are less than the maximum permitted by law to avoid losing business to competitors. Our east pipeline's major competitor is an independent regulated common carrier pipeline system owned by The Williams Companies, Inc. Williams' pipeline operates approximately 100 miles east of and parallel to our east pipeline. This competing pipeline system is substantially more extensive than our east pipeline. Fifteen of our sixteen delivery terminals on our east pipeline directly compete with Williams' terminals. Williams and its affiliates have capital and financial resources substantially greater than ours.

     Our west pipeline competes with the truck loading facilities of refineries in Denver, Colorado, and Cheyenne, Wyoming and the Denver terminals of the Chase Pipeline Company and Phillips Petroleum Company. The Ultramar Diamond Shamrock terminals in Denver and Colorado Springs that connect to an Ultramar Diamond Shamrock pipeline from their Texas Panhandle refinery are major competitors to our west pipeline's Denver and Fountain terminals.

     The independent liquids terminaling industry is fragmented and includes both large, well-financed companies that own many terminal locations and small companies that may own a single terminal location. Several companies that offer liquids terminaling facilities have significantly more capacity than ours, particularly those used primarily for petroleum-related products. We also face competition from prospective customers that have their own terminal facilities.

  REDUCED DEMAND COULD AFFECT SHIPMENTS ON THE PIPELINES

     Our pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Most of the refined petroleum products delivered through our east pipeline are ultimately used as fuel for railroads or in agricultural operations. Agricultural operations include fuel for farm equipment, irrigation systems, trucks transporting crops and crop drying facilities. Weather conditions in the geographic areas served by our east pipeline affect the demand for refined petroleum products for agricultural use and the relative mix of products required. Periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment. Although the demand for fuel for irrigation systems often increases during those times, the increase may not be sufficient to offset the reduced demand for refined petroleum products for agricultural use. Governmental agricultural policies and crop prices also affect the agricultural sector. Governmental policies or crop prices that result in reduced farming operations in the markets we serve could indirectly reduce the demand for refined petroleum products in those markets.

     Governmental regulation, technological advances in fuel economy, energy generation devices and future fuel conservation measures could reduce the demand for refined petroleum products in the market areas our pipelines serve.

  RISK OF ENVIRONMENTAL COSTS AND LIABILITIES

     Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe that our operations comply with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline operations and terminaling operations. We cannot assure you that we will not incur substantial costs and liabilities. We currently own or lease, and have in the past owned or leased, many properties that have been used for many years to terminal or store petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

RISKS RELATING TO YEAR 2000 PROBLEMS

     A failure by one or more of our computer systems to properly handle dates after the year 1999 could result in lost revenues and additional expenses required to carry out manual processing of transactions. Also, failure by third parties with whom we do business to adequately resolve their Y2K problems could have a material adverse effect on our operations.

     We have undertaken a review and testing of our computer systems to identify Y2K-related issues associated with the software and hardware we use in our operations. We have also contacted our primary suppliers and service providers to assess their state of Y2K readiness. However, we cannot conclusively know whether all of our systems and those of third parties are Y2K compliant until we actually reach the Year 2000.

     Failures by banking institutions, the telecommunications industry and others could have far-reaching effects on us and the entire economy. We cannot predict the effect that external forces could have on our business.

RISKS RELATING TO OUR PARTNERSHIP STRUCTURE

  WE MAY SELL ADDITIONAL LIMITED PARTNER INTERESTS, DILUTING EXISTING INTERESTS OF UNITHOLDERS

     We can issue an unlimited number of additional units or other equity securities, including equity securities with rights to distributions and allocations or in liquidation equal or superior to the units offered by this prospectus. If we issue more units or other equity securities, it will reduce your proportionate ownership interest in us. This could cause the market price of your units to fall and reduce the cash distributions paid to you as a unitholder.

  THE GENERAL PARTNER MAY SELL UNITS IN THE TRADING MARKET, WHICH COULD REDUCE THE MARKET PRICE OF OUR UNITS

     The general partner and its affiliates currently own 5,454,950 units. If they were to sell a substantial number of these units in the trading markets, it could reduce the market price of your units. Our partnership agreement allows the general partner to cause us to register for sale any units the general partner or its affiliates hold. These registration rights allow the general partner and its affiliates holding any units to request registration of those units and to include any of those units in a registration of other units by us.

  UNITHOLDERS HAVE LIMITS ON THEIR VOTING RIGHTS; THE GENERAL PARTNER MANAGES AND OPERATES US

     You have only limited voting rights as a unitholder. The general partner must either propose or consent to all amendments to our partnership agreement and other major actions such as mergers involving us.

     The general partner manages and controls our activities. Unitholders have no right to elect the general partner on an annual or other continuing basis. However, if the general partner withdraws or is removed, the unitholders may elect a new general partner.

  THE GENERAL PARTNER AND ITS AFFILIATES CURRENTLY OWN ENOUGH UNITS TO PREVENT THE REMOVAL OF THE GENERAL PARTNER

     The vote of the holders of not less than 85% of the outstanding units is necessary to remove the general partner. The general partner and its affiliates currently own approximately 34% of our outstanding units, which is enough to prevent the removal of the general partner without its consent.

  THE GENERAL PARTNER AND ITS AFFILIATES MAY HAVE CONFLICTS WITH US

     Our general partner's dual duties to Kaneb Services and to us can cause a conflict of interest. Conflicts could arise in the following situations:

     - The general partner determines the timing and amount of cash expenditures, borrowings and reserves, which can affect the amount of cash distributed to our partners.

     - The general partner determines whether we will issue additional units or other securities or purchase any outstanding units.

     - The general partner controls the payment to Kaneb Services and its subsidiaries and affiliates for any services they render on our behalf, subject to the limitations described under "Conflicts of Interest."

     - The general partner determines which direct and indirect costs we reimburse.

     - The general partner will attempt to limit its liability for our debt and other contractual liabilities by requiring debtholders and other creditors to look only to us and to our assets for payment.

     - The general partner can decide to liquidate us.

     - The general partner determines whether we will retain separate counsel, accountants or others to perform services for us.

     - The general partner and its affiliates may compete with us.

See "Conflict of Interest and Fiduciary Responsibilities -- Fiduciary Responsibility of the General Partner" at page 21.

     The Audit Committee of the Board of Directors of the general partner will review matters in which these conflicts of interest could arise. We have not adopted any guidelines, other than those contained in our partnership agreement, that the general partner must follow if there were a conflict of interest.

  THE GENERAL PARTNER'S LIABILITY TO US AND THE UNITHOLDERS MAY BE LIMITED

     The general partner is accountable to us and to the unitholders as a fiduciary. Consequently, the general partner generally must exercise good faith and integrity in handling our assets and affairs. The Delaware Revised Uniform Limited Partnership Act provides that Delaware limited partnerships may, in their partnership agreements, modify the fiduciary duties that a court might otherwise apply in analyzing the duty owed by general partners to limited partners. Our partnership agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that the general partner might otherwise owe us and the unitholders. For example, our partnership agreement provides that:

     - Any actions the general partner takes that are consistent with the standards of reasonable discretion set forth in our partnership agreement will be deemed not to breach any duty of the general partner to us or the unitholders.

     - In the absence of bad faith by the general partner, the resolution of conflicts of interest by the general partner shall not constitute a breach of our partnership agreement or a breach of any standard of care or duty.

     - Unitholders are deemed to have consented to actions specified in our partnership agreement and conflicts of interest that a court might otherwise deem a breach of fiduciary or other duties under state law.

     These modifications of state law standards of fiduciary duty may significantly limit a unitholder's ability to successfully challenge the actions of the general partner as being in breach of what would otherwise have been a fiduciary duty. Some provisions of our partnership agreement that purport to limit the liability of the general partner to us or the unitholders may be unenforceable under Delaware law.

  THE GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH RESPECT TO THE UNITS

     If at any time persons other than the general partner and its affiliates hold less than 750,000 of the then-issued and outstanding units, the general partner will have the right to acquire all, but not less than all, of the remaining units held by those unaffiliated persons. The general partner may assign this right to any of its affiliates or to us. The acquisition price will generally equal the then-current market price of units. As a consequence, a unitholder may be required to sell his units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale.

  UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN THE CIRCUMSTANCES DESCRIBED BELOW AND MAY BE LIABLE FOR THE RETURN OF WRONGFUL DISTRIBUTIONS

     Some states have not clearly established the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership. If it were determined that we had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right, or the exercise of the right by the unitholders as a group, to:

     - remove or replace the general partner,

     - make amendments to our partnership agreement to the extent permitted in the partnership agreement, or

     - take other action pursuant to our partnership agreement,

constituted participation in the "control" of our business, then the unitholders might be held liable for our obligations to the same extent as a general partner.

     In addition, under the circumstances described below a unitholder may be liable to us for the amount of a distribution for three years from the date of the distribution. Unitholders will not be liable for assessments in addition to their initial capital investment in the units. Under Delaware partnership law, we may not make a distribution to you if the distribution causes all our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the Delaware law will be liable to the limited partnership for the distribution amount for three years from the distribution date. Under Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to him at the time he or she became a limited partner if the liabilities could not be determined from the partnership agreement.

TAX-RELATED RISKS

     For a discussion of the expected federal and state income tax consequences of acquiring, owning and disposing of units, see "Federal Income Tax Considerations" and "State and Other Taxes."

  TAX TREATMENT DEPENDS ON OUR STATUS AS A PARTNERSHIP

     The availability to a unitholder of the federal income tax benefits of an investment in units depends in large part on the classification of us and each of our partnership subsidiaries as a partnership for federal income tax purposes. Fulbright & Jaworski L.L.P., our tax counsel, has rendered its opinion that under current law and regulations, we and each of our subsidiary partnerships will be classified as a partnership for federal income tax purposes. They based their opinion on factual representations made to them by the general partner. If any of these facts are incorrect, particularly facts relating to the nature of our subsidiary partnerships' gross income, U.S. tax laws could classify us or one or more of our subsidiary partnerships as a corporation for federal income tax purposes.

  THERE ARE LIMITATIONS ON THE DEDUCTIBILITY OF LOSSES

     Any losses we generate will be available to unitholders that are subject to the passive activity loss limitations of Section 469 of the Internal Revenue Code only to offset future income we generate. Unitholders cannot use our losses to offset their income from other passive activities or investments or any other source. A unitholder may deduct losses from us that are not deductible because of the passive loss limitations when the unitholder disposes of all his units in a fully taxable transaction with an unrelated party.

  THERE IS A RISK OF CHALLENGE TO SOME OF OUR ALLOCATION PROVISIONS AND DEPRECIATION CONVENTIONS

     Because we cannot match transferors and transferees of units, we must attempt to maintain uniformity of the economic and tax characteristics of the units. This uniformity is often called "fungibility" of units. To do this, we have adopted and will continue to adopt tax accounting conventions relating to the allocation of taxable deductions and gain or loss on contributed assets ("Section 704(c) allocations") and the additional depreciation and amortization available to unitholders as a result of our section 754 election ("Section 743(b) conventions") that do not conform with all aspects of the applicable Treasury regulations. In January 1998, the IRS proposed new regulations to update and clarify some of the Treasury regulations at issue. The preamble of the proposed regulations states that an intended result of the regulations is that "interests in a partnership will generally be fungible"; however, the proposed regulations would provide fungibility only for interests in partnerships that use the remedial method in calculating their Section 704(c) allocations. Unfortunately, a partnership can adopt the remedial allocation method only with respect to property contributed to it on and after December 21, 1993. Our partners contributed a significant part of our assets to us before that date.

     We cannot predict whether the final regulations will allow us to use the remedial allocation method on our assets acquired by contribution before December 21, 1993, or allow us to continue to use other allocation methods to maintain uniformity of units. Because of the continued uncertainty, our counsel is unable to opine that the Section 704(c) allocations and Section 743(b) depreciation and amortization conventions that we have adopted will be given effect for federal income tax. If the IRS were successful in challenging these allocations or conventions, uniformity could be affected. A lack of uniformity could substantially diminish our compliance with several federal income tax requirements, both statutory and regulatory. In addition, non-uniformity could have a negative impact on the ability of a unitholder to dispose of his units.

  A UNITHOLDER'S TAX LIABILITY COULD EXCEED CASH DISTRIBUTIONS ON HIS UNITS

     Since we are not a taxable entity and incur no federal income tax liability, a unitholder must pay federal income tax and, if applicable, state and local income taxes on his allocable share of our income, whether or not he receives cash distributions from us. We cannot assure you that unitholders will receive cash distributions equal to their allocable share of taxable income from us. Further, on the sale or other disposition of units, a unitholder may incur tax liability greater than the amount of cash he receives. To the extent that a unitholder's tax liability exceeds the amount distributed to him or the amount he receives on the sale or other disposition of his units, he will incur an out-of-pocket cost.

  OWNERSHIP OF UNITS RAISES ISSUES FOR TAX-EXEMPT ORGANIZATIONS AND EMPLOYEE BENEFIT PLANS

     Substantially all of the gross income attributable to an investment in units by tax-exempt entities, such as individual retirement accounts, Keogh and other retirement plans, will constitute unrelated business taxable income to these entities. An investment in units, therefore, may not be suitable for tax-exempt entities. An investment in units also may not be suitable for regulated investment companies and foreign investors for the reasons discussed in "Federal Income Tax Considerations -- Tax Treatment of Operations -- Tax Exempt Entities, Regulated Investment Companies and Foreign Investors."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until we sell all of the units offered by this prospectus.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     - Current Report on Form 8-K filed February 12, 1999.

     - Current Report on Form 8-K/A filed March 9, 1999.

     - Quarterly Report on Form 10-Q filed May 14, 1999.

     - The description of the units contained in Kaneb Partners' Registration Statement on Form 8-A, dated August 3, 1989.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address:

        Investor Relations Department
        Kaneb Pipe Line Partners, L.P.
        2435 North Central Expressway
        Richardson, Texas 75080
        (972) 699-4055.

                FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

     - the amount and nature of future capital expenditures,

     - business strategy and measures to carry out strategy,

     - competitive strengths,

     - goals and plans,

     - expansion and growth of our business and operations,

     - references to intentions as to future matters and

     - other similar matters.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                                 KANEB PARTNERS

     We are a publicly held Delaware limited partnership engaged through operating subsidiaries in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis.

                             (ORGANIZATIONAL CHART)


    ------------------------ ----------------------
    |   --------------------   Kaneb Pipe Line Co.
    |   |                    ----------------------
    |   |                              |
    |   |                             31%
    |   |                              |
    |   |                   ----------------------             -----------
    |   --------------------    Kaneb Pipe Line    ----------- Public Unit
    |    1% General              Partners, L.P.       68%        Holders
    |    Partner Interest   ----------------------             -----------
    |                                  |
    |                                  |
    |                            99% Limited
    |                          Partner Interest
    |                                  |
    |                                  |
    |                      -------------------------
    |                      Kaneb Pipe Line Operating
    ----------------------     Partnership, L.P.
     1% General            -------------------------
     Partner Interest       |           |
                            | 100%      | 99% Limited
                            |           | Partner Interest
   --------------------------         ---------------------       --------------
       Support Terminal        ----      Support Terminals   ----   ST Linden
        Services, Inc.          |      Operating Partnership   |  Terminals, LLC
   --------------------------   |              L.P.            |  --------------
             |                  |     ----------------------   |
             |              1% General           |             50%
             |              Partner              |             Managing
            100%            Interest            100%           Member
             |                                   |             Interest
             |                                   |
   -------------------------           ----------------------
        StanTrans, Inc.                   ST Services, LTD
   -------------------------           ----------------------
            |         |                          |
            |         |                          |
      1% General     100%                       100%
      Partner         |                          |
      Interest        |                          |
            |         |                          |
--------------     ----------------   ---------------------
  StanTrans   -----   StanTrans            ST Eastham
Partners, L.P.  |   Holdings, Inc.        Terminal, LTD
--------------  |  ----------------   ---------------------
                |
            99% Limited
          Partner Interest

     Our pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. We own a 2,125 mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550 mile pipeline system that extends through Wyoming, South Dakota and Colorado. Our east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Our west pipeline serves Eastern Wyoming, Western South Dakota, and the urban areas of Colorado and transports mainly gasoline. These products are transported from refineries connected to our pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. During 1998, we shipped approximately 17 million barrel miles of refined petroleum products on our pipeline system. Substantially all of our pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation. In May 1998, we were authorized by the Federal Energy Regulatory Commission to adopt market-based rates in approximately one-half of our markets.

     We are also the third largest independent liquids terminaling company in the United States. Our terminaling business is conducted under the name ST Services. ST Services and its predecessors have been in the terminaling business for more than 40 years. Our total worldwide tankage capacity is approximately
27.7 million barrels. Since 1994, we have acquired 14 terminal facilities with an aggregate storage capacity of 15.7 million barrels. In the United States, we operate 33 facilities in 19 states and the District of Columbia. Our five largest wholly owned terminal facilities in the U.S. are located in Piney Point, Maryland; Jacksonville, Florida; Texas City, Texas; Baltimore, Maryland; and Westwego, Louisiana. We also own a 50% interest in and manage a 3.9 million barrel petroleum terminal in Linden, New Jersey. In February 1999, we acquired six terminals in the United Kingdom with an aggregate capacity of approximately
5.5 million barrels for approximately $37.4 million and the assumption of certain liabilities. Three of the U.K. terminals are located in England, two in Scotland and one in Northern Ireland. Our U.S. and U.K. terminals provide storage on a fee basis for a wide variety of products from petroleum products to specialty chemicals to edible liquids.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the units to acquire properties as suitable opportunities arise and repay indebtedness outstanding at the time.

                               CASH DISTRIBUTIONS

GENERAL

     We hold all of our assets and conduct all of our operations through our subsidiaries. Our subsidiaries will generate all of our Cash from Operations. The distribution of that cash from our subsidiaries to us is expected to be our principal source of Available Cash from which we will make distributions. "Available Cash" means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. Cash from Operations, which is determined on a cumulative basis, generally means all cash generated by our operations, after deducting related cash expenditures, reserves and other items specified in our partnership agreement. It also includes the $3.5 million cash balance we had on the date of our initial public offering in 1989. The full definitions of Available Cash and Cash from Operations are set forth in "-- Defined Terms."

     Our subsidiary partnerships must, under their partnership agreements, distribute 100% of their available cash. Available cash is defined in the subsidiary partnership agreements in substantially the same manner as it is in our partnership agreement. The boards of directors of our corporate subsidiaries have adopted a dividend policy under which all available cash be distributed as a dividend. Accordingly, the following paragraphs describing distributions to unitholders and the general partner, and the percentage interests in our distributions, are stated on the basis of cash available for distribution by us and our subsidiaries on a combined basis.

     We will make distributions to unitholders and the general partner with respect to each calendar quarter in an amount equal to 100% of our Available Cash for the quarter, except in connection with our dissolution and liquidation. Distributions of our Available Cash will be made 98% to unitholders and 2% to the general partner, subject to the payment of incentive distributions to the general partner if specified target levels of cash distributions to the unitholders are achieved. The general partner's incentive distributions are described below under "-- Quarterly Distributions of Available
Cash -- Distributions of Cash from Operations."

     The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to the units for the quarters in the periods shown

                                                              DISTRIBUTION
QUARTER                                                       PER UNIT(1)
-------                                                       ------------
1997:
  First.....................................................     $0.60
  Second....................................................      0.60
  Third.....................................................      0.65
  Fourth....................................................      0.65
1998:
  First.....................................................     $0.65
  Second....................................................      0.65
  Third.....................................................      0.65
  Fourth....................................................      0.65
1999:
  First.....................................................     $0.70

---------------

(1) Before June 30, 1998, we had three classes of partnership interests designated Senior Preference Units, Preference Units and Common Units. Pursuant to our partnership agreement, on August 14, 1998, each of these classes was converted into a single class designated "units" effective June 30, 1998. The cash distributions shown above were paid on each class of our limited partnership interests.

     Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See "-- Quarterly Distributions of Available Cash-Distributions of Cash from Operations" and "-- Quarterly Distributions of Available Cash-Distributions of Cash from Interim Capital Transactions" below. We will ordinarily generate Cash from Interim Capital Transactions by (1) borrowings and sales of debt securities other than for working capital purposes, (2) sales of equity interests and (3) sales or other dispositions of our assets.

     All Available Cash that we distribute on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of

          (a) all Available Cash distributed as Cash from Operations to the unitholders and to the general partner equals

          (b) the aggregate amount of all Cash from Operations that we generated since we commenced operations through the end of the prior calendar quarter.

Any remaining Available Cash distributed on that date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption "-- Distributions of Cash from Interim Capital Transactions."

     A more complete description of how we will distribute cash before we commence to dissolve or liquidate is set forth below under "-- Quarterly Distributions of Available Cash." Distributions of cash in connection with our dissolution and liquidation will be made as described below under "-- Distributions of Cash Upon Liquidation."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  DISTRIBUTIONS OF CASH FROM OPERATIONS

     Our distributions of Available Cash that constitutes Cash from Operations in respect of any calendar quarter will be made in the following priorities:

          FIRST, 98% to all unitholders pro rata and 2% to the general partner until all unitholders have received distributions of $0.60 per unit for such calendar quarter (the "First Target Distribution");

          SECOND, 90% to all unitholders pro rata and 10% to the general partner until all unitholders have received distributions of $0.65 per unit for such calendar quarter (the "Second Target Distribution");

          THIRD, 80% to all unitholders pro rata and 20% to the general partner until all unitholders have received distributions of $0.70 per unit for such calendar quarter (the "Third Target Distribution" and, together with the First Target Distribution and Second Target Distribution, the "Target Distributions"); and

          THEREAFTER, 70% to all unitholders pro rata and 30% to the general partner.

     The following table illustrates the percentage allocation of distributions of Available Cash that constitute Cash from Operations among the unitholders and the general partner up to the various target distribution levels.

                                                               MARGINAL PERCENTAGE
                                                                   INTEREST IN
                                                                  DISTRIBUTIONS
                                                              ---------------------
                                                                            GENERAL
QUARTERLY AMOUNT UP TO:                                       UNITHOLDERS   PARTNER
-----------------------                                       -----------   -------
$0.60.......................................................      98%          2%
$0.65.......................................................      90%         10%
$0.70.......................................................      80%         20%
Thereafter..................................................      70%         30%

     The Target Distributions are each subject to adjustment as described below under "-- Adjustment of the Target Distributions."

  DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

     Distributions of Available Cash that constitutes Cash from Interim Capital Transactions will be distributed 98/99ths to all unitholders pro rata and 1/99th to the general partner until a hypothetical holder of a unit acquired in our initial public offering has received, with respect to that unit, distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per unit equal to $22.00. Thereafter, all Available Cash will be distributed as if it were Cash from Operations. We have not distributed any Available Cash that constitutes Cash from Interim Capital Transactions.

ADJUSTMENT OF THE TARGET DISTRIBUTIONS

     The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will also be adjusted proportionately downward to equal the product resulting from multiplying each of them by a fraction, of which the numerator shall be the Unrecovered Capital immediately after giving effect to such distribution and the denominator shall be the Unrecovered Capital immediately before such distribution. For these purposes, "Unrecovered Capital" means, at any time, an amount equal to the excess of (1) $22.00 over (2) the sum of all distributions theretofore made in respect of a hypothetical unit offered in our initial public offering out of Available Cash constituting Cash from

Interim Capital Transactions. The following table shows an example of how these adjustments would be made. None of the events identified in the table have occurred or are currently anticipated to occur.

   EXAMPLES OF ADJUSTMENTS TO BE MADE UPON UNIT COMBINATIONS AND SUBDIVISIONS

                                               BEFORE EVENT:                       AFTER EVENT:
                                     ---------------------------------   ---------------------------------
                                      TARGET DISTRIBUTION THRESHOLD:      TARGET DISTRIBUTION THRESHOLD:
                                     ---------------------------------   ---------------------------------
EVENT:                               FIRST    SECOND   THIRD    FINAL    FIRST    SECOND   THIRD    FINAL
------                               ------   ------   ------   ------   ------   ------   ------   ------
2 for 1 unit split.................  $0.600   $0.650   $0.700   $0.800   $0.300   $0.325   $0.350   $0.400
3 for 1 unit split.................   0.600    0.650    0.700    0.800    0.200    0.217    0.233    0.267
1 for 2 reverse unit split.........   0.600    0.650    0.700    0.800    1.200    1.300    1.400    1.600
1 for 3 reverse unit split.........   0.600    0.650    0.700    0.800    1.800    1.950    2.100    2.400

    EXAMPLES OF ADJUSTMENTS TO BE MADE UPON DISTRIBUTIONS OF AVAILABLE CASH
              CONSTITUTING CASH FROM INTERIM CAPITAL TRANSACTIONS

                                 BEFORE DISTRIBUTION:                 AFTER DISTRIBUTION:
                           ---------------------------------   ---------------------------------
                            TARGET DISTRIBUTION THRESHOLD:      TARGET DISTRIBUTION THRESHOLD:
                           ---------------------------------   ---------------------------------
AMOUNT OF DISTRIBUTION:    FIRST    SECOND   THIRD    FINAL    FIRST    SECOND   THIRD    FINAL
-----------------------    ------   ------   ------   ------   ------   ------   ------   ------
$0.25....................  $0.600   $0.650   $0.700   $0.800   $0.593   $0.643   $0.692   $0.791
 0.50....................   0.600    0.650    0.700    0.800    0.586    0.635    0.684    0.782
 1.00....................   0.600    0.650    0.700    0.800    0.573    0.620    0.668    0.764
 3.00....................   0.600    0.650    0.700    0.800    0.518    0.561    0.605    0.691

     The Target Distributions also may be adjusted if legislation is enacted that causes us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In that event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the Target Distributions multiplied by 1 minus the sum of

          (1) the maximum marginal federal corporate income tax rate plus

          (2) the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     We will dissolve on December 31, 2039, unless we are dissolved at an earlier date pursuant to the terms of our partnership agreement. The proceeds of our liquidation shall be applied first in accordance with the provisions of our partnership agreement and applicable law to pay our creditors in the order of priority provided by law. Thereafter, any remaining proceeds will be distributed to unitholders and the general partner as set forth below. Upon our liquidation, unitholders are entitled to share with the general partner in the remainder of our assets. Their sharing will be in proportion to their capital account balances, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of our liquidation. Gain or loss will include any unrealized gain or loss attributable to assets distributed in kind. Any such gain will be allocated as follows:

first, to each partner having a deficit balance in his capital account to the extent of and in proportion to the deficit balance;

second, any then-remaining gain would be allocated 98% to the unitholders pro rata and 2% to the general partner, until the capital account of each unit equals the sum of the Remaining Capital in respect of that unit;

third, any then-remaining gain would be allocated 98% to all unitholders pro rata and 2% to the general partner until the capital account of each outstanding unit is equal to the sum of

               -  the Remaining Capital with respect to that unit plus

               -  the excess of

                  (a) the First Target Distribution over the Minimum Quarterly
                      Distribution for each quarter of our existence less

                  (b) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 98% to the unitholders pro rata and 2% to the general partner for each quarter of our existence ((a) less (b) being the "Target Amount");

fourth, any then-remaining gain would be allocated 90% to all unitholders pro rata and 10% to the general partner, until the capital account of each outstanding unit is equal to the sum of

               -  the Remaining Capital with respect to that unit plus

               -  the Target Amount plus

               -  the excess of

                  (a) the Second Target Distribution over the First Target
                      Distribution for each quarter of our existence less

                  (b) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 90% to the unitholders pro rata and 10% to the general partner for each quarter of our existence ((a) less (b) being the "Second Target Amount");

fifth, any then-remaining gain would be allocated 80% to all unitholders pro rata and 20% to the general partner, until the capital account of each outstanding unit is equal to the sum of

               -  the Remaining Capital with respect to that unit plus

               -  the Target Amount plus

               -  the Second Target Amount plus

               -  the excess of the

                  (a) Third Target Distribution over the Second Target
                      Distribution for each quarter of our existence less

                  (b) the amount of any distributions of Cash from Operations in excess of the Second Target Distribution which were distributed 80% to the unitholders pro rata and 20% to the general partner for each quarter of our existence; and

thereafter,
          any then-remaining gain would be allocated 70% to all unitholders pro rata and 30% to the general partner.

          For these purposes, "Remaining Capital" means, at any time with respect to any units,

               -  $22, less

               -  the sum of

                  (a) any distributions of Available Cash constituting Cash from
                      Interim Capital Transactions, and

                  (b) any distributions of cash and the fair value of any assets distributed in kind in connection with our dissolution and liquidation theretofore made in respect of a unit that was sold in the initial offering of the units.

     Any loss realized from sales or other dispositions of assets following commencement of our dissolution and liquidation, including any unrealized gain or loss attributable to assets distributed in kind, will be allocated to the general partner and the unitholders: first, in proportion to the positive balances in the partners' capital accounts until all balances are reduced to zero; and second, to the general partner.

DEFINED TERMS

     "Available Cash" means, with respect to any calendar quarter, the sum of:

     - all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, plus

     - any reduction in reserves established in prior quarters,

     less the sum of

     - all our cash disbursements during that quarter, including, without limitation,

      - disbursements for operating expenses, taxes on us as an entity or paid by us on behalf of, or amounts withheld with respect to, all but not less than all of the unitholders, if any,

      - debt service, including the payment of principal, premium and interest,

      - capital expenditures and contributions, if any, to a subsidiary corporation or partnership, but excluding cash distributions to unitholders and to the general partner,

     - any reserves established in that quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion

      - to provide for the proper conduct of our business, including reserves for future capital expenditures, or

      - to provide funds for distributions with respect to any of the next four calendar quarters, and

     - any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or by which we are bound or our assets are subject.

     Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash disbursements by us that reduce "Available Cash." Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of our dissolution and liquidation.

     "Cash from Interim Capital Transactions" means our cash receipts that the general partner determines to be from Interim Capital Transactions in accordance with the terms of our partnership agreement.

     "Cash from Operations" means, at any date but before the commencement of our dissolution and liquidation, on a cumulative basis,

     - all our cash receipts during the period since the commencement of our operations through that date, plus

     - $3,526,000

     Less the Sum of

          (a) all our cash operating expenditures during that period including, without limitation, taxes imposed on us as an entity or taxes paid by us on behalf of, or amounts withheld with respect to, all but not less than all of the unitholders, if any,

          (b) all our cash debt service payments during that period other than

          - payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets

          - payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the general partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by us simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of such indebtedness so incurred,

          (c) all our cash capital expenditures during that period other than

             (1) cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures and

             (2) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

          (d) an amount equal to revenues collected pursuant to a rate increase that are subject to possible refund,

          (e) any additional reserves outstanding as of that date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and

          (f) any reserves that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the general partner's interest in Kaneb Pipe Line Operating Partnership, L.P.

     Cash from Operations excludes any cash proceeds from

     - any Interim Capital Transactions or

     - sales or other dispositions of assets following commencement of our liquidation.

     Where cash capital expenditures are made in part to increase the throughput or deliverable capacity or terminaling capacity and in part for other purposes, the general partner's good faith allocation thereof between the portion increasing capacity and the portion for other purposes shall be conclusive. Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash operating expenditures by us that reduce "Cash from Operations."

     "Interim Capital Transactions" means our

     - borrowings and sales of debt securities other than for working capital purposes and other than for items purchased on open account in the ordinary course of business,

     - sales of partnership interests, and

     - sales or other voluntary or involuntary dispositions of any assets other than

      - sales or other dispositions of inventory in the ordinary course of business,

      - sales or other dispositions of other current assets including receivables and accounts or

      - sales or other dispositions of assets as a part of normal retirements or replacements,

in each case before the commencement of our dissolution and liquidation.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

     The general partner will make all decisions relating to our management. In some cases the officers of the general partner who make those decisions also may be officers of Kaneb Services. In addition, Kaneb Services owns all the capital stock of the general partner and owns, either directly or through a subsidiary, 32% of the outstanding units. Conflicts of interest could arise as a result of the relationships among the general partner, Kaneb Services and us. The directors and officers of Kaneb Services have fiduciary duties to manage Kaneb Services, including its investments in its subsidiaries and affiliates, in a manner beneficial to the stockholders of Kaneb Services. The general partner has a fiduciary duty to manage us in a manner beneficial to the unitholders. The duty of the directors of Kaneb Services to the stockholders of Kaneb Services may, therefore, conflict with the duties of the general partner to the unitholders. The Audit Committee of the general partner's Board of Directors will review conflicts of interest that may arise between Kaneb Services or its subsidiaries, on the one hand, and us and our partners, on the other hand. In resolving any conflict of interest that may arise, the Audit Committee may consider

     - the relative interests of any party to the conflict and the benefits and burdens relating to that interest,

     - any customary or accepted industry practices,

     - any applicable generally accepted accounting or engineering practices or principles and

     - such additional factors as the Audit Committee determines in its sole discretion to be relevant, reasonable and appropriate under the circumstances.

     The Audit Committee will have access to the management of the general partner, and independent advisers as appropriate, and will attempt to resolve any conflict of interest consistent with provisions of the partnership agreement and the general partner's fiduciary duties under Delaware law. Final authority with respect to all decisions of the general partner, including those involving conflicts of interest, is vested in the general partner's board of directors. Nevertheless, we anticipate that the board would give considerable weight to the recommendations of the Audit Committee as to matters involving conflicts of interest.

     Potential conflicts of interest could arise in the situations described below, among others:

     - Under the terms of our partnership agreement, the general partner will exercise its discretion in managing our business and, as a result, the general partner is not restricted from paying Kaneb Services and its subsidiaries and affiliates for any services rendered on terms fair and reasonable to us. In this connection, the general partner will determine which of its direct or indirect costs that we will reimburse to it.

     - The general partner may lend us funds for such periods of time as the general partner may determine. The general partner may not charge us interest at a rate greater than the lesser of

      - the actual interest cost, including points or other financing charges or fees, that the general partner is required to pay on funds it borrows from commercial banks and

      - the rate, including points or other financing charges or fees, that unrelated lenders on comparable loans would charge us without reference to the general partner's financial abilities or guaranties.

      The borrowing entity will reimburse the general partner or the affiliate, as the case may be, for any costs it incurs in connection with the borrowing of funds obtained by the general partner or the affiliate and lent to the borrowing entity. We may lend or contribute to our operating subsidiaries and our operating subsidiaries may borrow funds from us, on terms and conditions established at the sole discretion of the general partner.

     - The general partner through its ownership of units and its general partner interests has varying percentage interests and priorities with respect to Available Cash and net proceeds of capital transactions. See "Cash Distributions." The timing and amount of cash receipts and proceeds of capital transactions received by or allocated to the general partner may be affected by determinations made by the general partner relating to

      - the decision to liquidate us,

      - the timing of any capital transaction,

      - the establishment and maintenance of reserves,

      - the timing of expenditures,

      - the incurrence of debt, and

      - other matters.

     - Upon the request of the general partner or any affiliate holding units or other securities, we must register the offer and sale of such number of those securities specified by the general partner or the affiliate under the Securities Act and the securities laws of any states reasonably requested by the general partner or the affiliate. The general partner may not require us to register securities aggregating less than $2 million in value. All costs and expenses of the registration will be paid by the general partner or the affiliate, and none of those costs will be allocated to us. The general partner or the affiliate also will have the right to include their partnership securities in a registration statement under the Securities Act in which we propose to offer our securities for cash.

     - Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and the general partner, Kaneb Services and its affiliates, on the other hand, were or will be the result of arm's length negotiations.

The general partner may retain separate counsel for us or the unitholders after the sale of the units offered by this prospects, depending on the nature of any conflict that might arise in the future, but does not intend to do so in most cases.

     - The decision whether to purchase outstanding units at any time may involve the general partner or Kaneb Services in a conflict of interest.

     - Subject to their fiduciary duties to us and the unitholders, the general partner and its affiliates may compete with us.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

     The general partner will be accountable to us as a fiduciary. Consequently, the general partner must exercise good faith and integrity in handling our assets and affairs in addition to such other obligations as the general partner may assume under our partnership agreement. Our partnership agreement provides that whenever a conflict of interest arises between the general partner or its affiliates, on the one hand, and us or any unitholders, on the other hand, the general partner will, in resolving such conflict or determining such action, consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices and, if applicable, generally accepted accounting practices or principles. The same considerations shall apply whenever the partnership agreement provides that the general partner shall act in a manner that is fair and reasonable to us or the unitholders. Our partnership agreement permits the general partner to consider the interests of all parties to a conflict of interest, including the interests of the general partner, although it is not clear under Delaware law that such provisions would be enforceable because of a lack of judicial authority directly on point. This contrasts with the strict duty of a fiduciary who must act solely in the best interests of his beneficiary. Without modifying the strict fiduciary standard that might otherwise apply, our ability to engage in transactions with the general partner or its affiliates or involving conflicts of interest, even if beneficial to us, would be impaired. Our partnership agreement also provides that in various circumstances the general partner shall act in its sole discretion, in good faith or pursuant to other appropriate standards.

     The Delaware Act provides that a limited partner may institute legal action on behalf of a partnership to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, cases have been decided under the common law of partnerships in Delaware and the common or statutory law of other jurisdictions to the effect that a limited partner may institute legal action on behalf of himself or all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. In addition, counsel has advised the general partner that it appears that limited partners have the right, subject to the provisions of the Federal Rules of Civil Procedure, to bring partnership derivative actions against a general partner in the federal courts to enforce federal rights of the limited partners, including, in each case, rights under SEC rules.

     Our partnership agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited as required to permit the general partner to act under the partnership agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the partnership agreement if such action is not inconsistent with our overall purposes. Further, the partnership agreement provides that the general partner will not be liable for monetary damages to us, the unitholders or assignees for any acts or omissions if the general partner acted in good faith. The extent to which these provisions would be enforceable under Delaware law is not clear, however. In addition, we are required, under the terms of the partnership agreements, to indemnify the general partner and its directors, officers, employees and agents against liabilities, costs and expenses incurred by the general partner or other such persons, if the general partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and such action did not constitute gross negligence or willful misconduct on the part of the general partner or other such persons and, with respect to any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful. See "Description of the Partnership Agreements -- Indemnification."

     The fiduciary obligations of general partners is a developing and changing area of the law, and unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the general partner and the remedies available to unitholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

     This section was prepared by Fulbright & Jaworski L.L.P., our tax counsel, and addresses all material income tax consequences to individuals who are citizens or residents of the United States. Unless otherwise noted, this section is our tax counsel's opinion with respect to the matters set forth except for statements of fact and the representations and estimates of the results of future operations of the general partner included in such discussion as to which no opinion is expressed. Our tax counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended and Treasury Regulations issued thereunder, judicial decisions, the facts set forth in this prospectus and factual representations made by the general partner. Our tax counsel's opinions are subject to both the accuracy of such facts and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.

     Other than as described below, we have not requested a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. Accordingly, the IRS may adopt positions that differ from our tax counsel's conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of our tax counsel's conclusions, and some or all of these conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner. Furthermore, neither we nor counsel can assure you that the tax consequences of investing in units will not be significantly modified by future legislation or administrative changes or court decisions. Any such modifications may or may not be retroactively applied.

     It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the sale of units made by this prospectus and of an investment in such units. Moreover, taxpayers such as tax-exempt entities, regulated investment companies and insurance companies may be subject to rules and regulations unique to their status or form of organization in addition to those rules and regulations described herein. A prospective unitholder may wish to consult his own tax advisor about the tax consequences peculiar to his circumstances.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Each partner must take into account in computing his federal income tax liability his allocable share of our income, gains, losses, deductions and credits, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the distribution exceeds the partner's adjusted basis in his partnership interest.

     Our tax counsel is of the opinion that under present law, and subject to the conditions and qualifications set forth below, for federal income tax purposes both we and each of our subsidiary partnerships will be treated as a partnership. Our tax counsel's opinion as to our partnership status and that of our subsidiary partnerships is based principally on its interpretation of the factors set forth in Treasury Regulations under Sections 7701 and 7704 of the Internal Revenue Code, its interpretation of Section 7704 of the Internal Revenue Code, and upon representations made by the general partner.

     The Treasury Regulations under Section 7701 pertaining to the classification of entities such as us as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence on January 1, 1997, are deemed to have elected their classification under the prior Treasury Regulations on December 31, 1996, unless they formally elect another form of classification. We have not filed an election to be treated as a corporation under the "check-the-box" regulations, and our tax counsel has rendered its opinion that we and our subsidiary partnerships were treated as partnerships on December 31, 1996, under the prior Treasury Regulations and continue to be so treated.

     Notwithstanding the "check-the-box" regulations under Section 7701 of the Internal Revenue Code, Section 7704 of the Internal Revenue Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as corporations under Section 7701. Section 7704 of the Internal Revenue Code provides an exception to this general rule (the "Natural Resource Exception") for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource. Transportation includes pipelines transporting gas, oil or products thereof. Other types of "qualifying income" include interest, dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a "dealer" in such property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income."

     The Pipelines, like other pipeline systems transporting petroleum products, include ancillary storage facilities which are an integral component of the system and are necessary for efficient and competitive operation. The general partner advised our tax counsel that we provide storage of petroleum products before transportation through the Pipelines or after transportation through the Pipelines while awaiting delivery to the our customers. Based on these facts, and on statements made by Congressman Rostenkowski and Senator Bentsen on the floors of the House of Representatives and Senate, respectively, indicating that storage fees can be "qualifying income" for purposes of qualifying for the Natural Resource Exception, Our tax counsel is of the opinion that any fees charged for such storage facilities are "qualifying income."

     Our subsidiary, Support Terminals Operating Partnership, L.P. ("STOP"), earns fees from its terminaling operations for petroleum products, specialty chemicals and other liquids. Fees relating to terminaling of liquids that are not oil, gas, other natural resources or products derived from oil or gas will not be qualifying gross income for purposes of Section 7704(d) of the Internal Revenue Code. Such fees were approximately 6% of our gross income in 1998, and we have advised our tax counsel that we believe that such percentage will be lower in 1999 as a result of the acquisition in February 1999 of our U.K. terminals. STOP received a ruling from the IRS in 1993 to the effect that fees earned from its terminaling operations for petroleum or other qualifying products will be qualifying income for purposes of Section 7704(d) of the Internal Revenue Code. Although that ruling was based on the facts as they existed in 1993, we have advised our tax counsel that we believe that current operations continue to conform with the facts disclosed and representations made in STOP's request for the ruling.

     If we fail to meet the Natural Resource Exception to the general rule of
Section 7704 of the Internal Revenue Code, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Natural Resource Exception in return for stock in such corporation, and then distributed such stock to the unitholders in liquidation of their units. However, this treatment will not apply if the IRS determines that the failure is inadvertent and if it is cured within a reasonable time after its discovery.

     In rendering its opinion as to periods before 1997 that we and our subsidiary partnerships were each treated as a partnership for federal income tax purposes, Our tax counsel has relied on the following factual representations that the general partner made about us and our subsidiary partnerships:

     - As to us and each of our subsidiary partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner. As to STOP, STS at all times while acting as general partner of STOP had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in and the accounts and notes receivable from, or payable to STOP or any other limited partnership in which it is a general partner.

     - Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

     - Except as otherwise required by Section 704(c) of the Internal Revenue Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

     - For each taxable year, we derived and will continue to derive less than 10% our aggregate gross income from sources other than "qualifying income" as defined above.

     - Our general partner and the general partner of each of our subsidiary partnerships acted independently of the limited partners of such partnerships.

Our tax counsel has rendered its opinion as to taxable years beginning after 1996 relying on the accuracy of the second and fourth representations listed above together with the further representation by the general partner that neither we nor any of our subsidiary partnerships has or will elect to be treated as a corporation pursuant to the Section 7701 "check-the-box" Treasury Regulations.

     Our tax counsel's opinion as to the classification of us and our subsidiary partnerships is also based on the assumption that if the general partner or STOP ceases to be a general partner, any successor general partner will make and satisfy such representations. In this regard, if the general partner or STOP were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to treat us or a subsidiary partnership as an association taxable as a corporation.

     If we or a subsidiary partnership were taxable as a corporation or treated as an association taxable as a corporation in any taxable year, its income, gains, losses, deductions and credits would be reflected only on its tax return rather than being passed through to its partners and its net income would be taxed at corporate rates. Losses that we realized would not flow through to the unitholders. In addition, any distribution made to a unitholder would be treated as either

     - dividend income to the extent of our current or accumulated earnings and profits,

     - in the absence of earnings and profits, as a nontaxable return of capital to the extent of the unitholder's basis in his units, or

     - taxable capital gain, after the unitholder's basis in the units is reduced to zero.

Accordingly, treatment of either us or a subsidiary partnership as a corporation would probably result in a material reduction in a unitholder's cash flow and after-tax return.

     We have three subsidiaries taxable as corporations whose combined revenues represented approximately 14.6% and 13.4% of our revenues in 1998 and 1997, respectively. These subsidiaries derive substantially all of their revenues from non-qualifying sources of income. These subsidiaries dividend their after tax profits to Kaneb Partners. Our tax counsel has advised us that these dividends are treated as "qualifying income" for purposes of Section 7704 of the Internal Revenue Code.

     If legislation is enacted which causes us to become taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, the Minimum Quarterly Distribution and the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of

          (1) the otherwise applicable Minimum Quarterly Distribution and Target Distributions, multiplied by

          (2) 1 minus the sum of

             (x) the maximum marginal federal income tax rate, expressed as a fraction, and

             (y) the effective overall state and local income tax rate, expressed as a fraction, applicable to us for the taxable year in which such quarter occurs.

     The discussion below is based on the assumption that we and our subsidiary partnerships each will be classified as a partnership for federal income tax purposes. If that assumption proves to be erroneous, most, if not all, of the tax consequences described below would not be applicable to unitholders.

PARTNER STATUS

     Unitholders who have become our limited partners pursuant to the provisions of our partnership agreement will be treated as our partners for federal income tax purposes.

     The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of such ruling, except as otherwise described herein, (1) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee will be treated as partners for federal income tax purposes. As such ruling does not extend, on its facts, to assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the tax status of such unitholders is unclear and our tax counsel expresses no opinion with respect to the status of such assignees. Such unitholders should consult their own tax advisors with respect to their status as partners for federal income tax purposes. A purchaser or other transferee of units who does not execute and deliver a transfer application may not receive federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker executes and delivers a transfer application with respect to such units.

     A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units for federal income tax purposes. These holders should consult with their own tax advisors with respect to their status as partners for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions."

TAX CONSEQUENCES OF UNIT OWNERSHIP

  FLOW-THROUGH OF TAXABLE INCOME

     Our income, gains, losses, deductions and credits will consist of our allocable share of the income, gains, losses, deductions and credits of our partnership subsidiaries and dividends from our corporate subsidiaries. Since we are not a taxable entity and incur no federal income tax liability, each unitholder will be required to take into account his allocable share of our income, gain, loss and deductions for our taxable year ending within his taxable year without regard to whether corresponding cash distributions are received by unitholders. Consequently, a unitholder may be allocated income from us although he has not received a cash distribution in respect of such income.

     Our assets will include all of the capital stock of three corporations, STI, STS and STH. These corporations will be subject to entity-level taxation for federal and state income tax purposes. As their sole stockholder, we will include in our income as dividends any amounts such corporations distribute to us to the extent of such corporations' current and accumulated earnings and profits. The general partner estimates that a significant portion of the cash distributions to us by such corporations will be treated as taxable dividends.

  TREATMENT OF PARTNERSHIP DISTRIBUTIONS

     Our distributions generally will not be taxable to a unitholder for federal income tax purposes to the extent of his basis in his units immediately before the distribution. Cash distributions in excess of such basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "-- Disposition of Units." Any reduction in a unitholder's share of our liabilities included in his basis in his units will be treated as a distribution of cash to such unitholder. See
"-- Basis of Units." If a unitholder's percentage interest decreases because we offer additional units, then such unitholder's share of nonrecourse liabilities will decrease, and this will result in a corresponding deemed distribution of cash.

     A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his basis in his units, if such distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or appreciated "inventory items" (both as defined in Section 751 of the Internal Revenue Code) (collectively, "Section 751 Assets"). To that extent, the unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the unitholder's basis for the share of such Section 751 Assets deemed relinquished in the exchange.

  BASIS OF UNITS

     In general, a unitholder's tax basis for his units initially will be equal to the amount paid for the units. A unitholder's tax basis will be increased by

     - his share of our taxable income and

     - his share of our liabilities that are without recourse to any Partner ("nonrecourse liabilities"), if any.

A unitholder's basis in his interest will be decreased, but not below zero, by

     - his share of our distributions,

     - his share of decreases in our nonrecourse liabilities,

     - his share of our losses and

     - his share of our nondeductible expenditures that are not required to be capitalized.

     A unitholder's share of nonrecourse liabilities will generally be based on his share of our profits. See "-- Disposition of Units -- Aggregate Tax Basis for Units."

  LIMITATIONS ON DEDUCTIBILITY OF LOSSES

     The passive loss limitations contained in Section 469 of the Internal Revenue Code generally provide that individuals, estates, trusts and closely held C corporations and personal service corporations can only deduct losses from passive activities that are not in excess of the taxpayer's income from such passive activities or investments. Generally, passive activities are those in which the taxpayer does not materially participate. The passive loss limitations are to be applied separately with respect to each publicly traded partnership. Consequently, losses that we generate, if any, will only be available to offset future income that we generate and will not be available to offset income from other passive activities or investments, including other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed the unitholder's share of our income may be deducted in full when the unitholder disposes of his entire investment in us to an unrelated party in a fully taxable transaction. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any suspended passive losses we may have, but may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. According to an IRS announcement, Treasury regulations will be issued that characterize net passive income from a publicly traded partnership as investment income for purposes of deducting investment interest.

     In addition to the foregoing limitations, a unitholder may not deduct from taxable income his share of our losses, if any, to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his units at the end of our taxable year in which the loss occurs and (2) the amount for which the unitholder is considered "at risk" under Section 465 of the Internal Revenue Code at the end of that year. In general, a unitholder will initially be "at risk" to the extent of the purchase price of his units. A unitholder's "at risk" amount increases or decreases as his adjusted basis in his units increases or decreases, except that our nonrecourse liabilities, or increases or decreases in such liabilities, generally do not affect his "at risk" amount. Losses disallowed to a unitholder as a result of these rules can be carried forward and will be allowable to the unitholder to the extent that his adjusted basis or "at risk" amount, whichever was the limiting factor, is increased in a subsequent year. The "at risk" rules apply to an individual unitholder, a shareholder of a corporate unitholder that is an S corporation and a corporate unitholder if 50% or more of the value of the corporation's stock is owned directly or indirectly by five or fewer individuals.

  LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." A unitholder's net passive income from us will be treated as investment income for this purpose. In addition, a unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes

     - interest on indebtedness properly allocable to property held for investment,

     - a partnership's interest expense attributed to portfolio income and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit to the extent attributable to our portfolio income. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expense other than interest directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

     Our partnership agreement requires that a capital account be maintained for each partner, that the capital accounts generally be maintained in accordance with the tax accounting principles set forth in applicable Treasury Regulations under Section 704 of the Internal Revenue Code and that all allocations to a partner be reflected by appropriate increases or decreases in his capital account. Distributions upon our liquidation generally are to be made in accordance with positive capital account balances.

     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their respective interests in us. If we have a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the general partner and the unitholders in accordance with their respective interests in us to the extent of their positive capital accounts, and (2) second, to the general partner.

     Notwithstanding the above, as required by Section 704(c) of the Internal Revenue Code, some items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us ("Contributed Property"). In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of income and gain will be allocated in an amount and manner sufficient to eliminate the negative balances as quickly as possible.

     Under Section 704(c) of the Internal Revenue Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, our partnership agreement will require that items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of the unitholders. Treasury Regulations under Section 704(c) of the Internal Revenue Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to Contributed Properties. Recently proposed Treasury Regulations that are apparently intended to modify existing laws to make interests in partnerships generally fungible may, in fact, require Section 704(c) methods that are unavailable to many publicly traded partnerships such as us. See "-- Uniformity of Units."

     Because of the uncertainty created by the proposed Treasury Regulations referred to in the preceding paragraph, Our tax counsel is unable to opine that the Section 704(c) allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

UNIFORMITY OF UNITS

     There can arise a lack of uniformity in the intrinsic tax characteristics of units sold pursuant to this offering and units subsequently converted to units or units that we issue before or after this offering. Such uniformity is often referred to as "fungibility." Without such uniformity, compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished. In addition, such non-uniformity could have a negative impact on the ability of a unitholder to dispose of his interest in us. Such lack of uniformity can result from the application of Treasury Regulation
Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation 1.197-2(g)(3) to our
Section 743(b) adjustments or the determination that our Section 704(c) curative allocations to prevent the application of "ceiling" limitations on our ability to make allocations to eliminate disparities between the tax basis and value attributable to Contributed Properties are unreasonable. Depreciation conventions may be adopted or items of income and deduction may be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all units, despite the application of either Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation 1.197-2(g)(3) or the "ceiling" limitations to Contributed Properties. Any such special allocation will be made solely for federal income tax purposes.

     In January 1998, the IRS proposed new Regulations to update and clarify the Treasury Regulations that impact our ability to maintain fungibility of units. The preamble of the proposed Regulations states that an intended result of the Regulations is that "interests in a partnership will generally be fungible"; however, the proposed Regulations would provide fungibility only for interests in partnerships that use the remedial method in calculating their Section 704(c) allocations. Unfortunately, the remedial allocation method can be adopted only with respect to property contributed to a partnership on and after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Neither we nor our tax counsel can predict whether the final Regulations will allow us to use the remedial allocation method on all of our assets or allow us to continue to use other allocation methods to maintain uniformity of units. In the event the IRS disallows the use of our Section 704(c) curative allocations or the depreciation and amortization conventions that we use in our Section 743(b) adjustments, some or all of the adverse consequences described in the preceding paragraph could result. See
"-- Allocation of Partnership Income, Gain, Loss and Deduction" and "-- Tax Treatment of Operations -- Section 754 Election."

TAX TREATMENT OF OPERATIONS

  INCOME AND DEDUCTIONS IN GENERAL

     We will not pay any federal income tax. Instead, each unitholder must report on his income tax return his allocable share of our income, gains, losses and deductions. Such items must be included on the unitholder's federal income tax return without regard to whether we make a distribution of cash to the unitholder. A unitholder is generally entitled to offset his allocable share of our passive income with his allocable share of losses that we generate, if any. See "-- Tax Consequences of Unit Ownership -- Limitations on Deductibility of Losses."

     A unitholder who owns units as of the first day of each month during a quarter and who disposes of such units before the record date for a distribution with respect to such quarter will be allocated items of our income and gain attributable to the months in such quarter during which such units were owned but will not be entitled to receive such cash distribution.

  ACCOUNTING METHOD AND TAXABLE YEAR

     Kaneb Partners uses the calendar year as its taxable year and adopted the accrual method of accounting for federal income tax purposes.

  DEPRECIATION METHOD

     Kaneb Partners elected to use depreciation methods that resulted in the largest depreciation deductions in our early years. We may depreciate property that we later acquired or constructed using accelerated depreciation methods permitted by Section 168 of the Internal Revenue Code.

  SECTION 754 ELECTION

     Kaneb Partners and the Operating Partnerships have each made the election permitted by Section 754 of the Internal Revenue Code. Such election will generally permit a purchaser of units to adjust his share of the basis in our properties pursuant to Section 743(b) of the Internal Revenue Code. Such elections are irrevocable without the consent of the IRS. The Section 743(b) adjustment is attributed solely to a purchaser of units and is not added to the common basis of our assets. Thus, for purposes of determining income, gains, losses and deductions, the purchaser will have a special basis for those of our properties that are adjusted under Section 743(b) of the Internal Revenue Code. The amount of the adjustment under Section 743(b) is the difference between the unitholder's adjusted federal income tax basis in his units and the unitholder's proportionate share of the common basis of our assets attributable to the units pursuant to Section 743. The aggregate amount of the adjustment computed under
Section 743(b) is then allocated among our various assets pursuant to the rules of Section 755. The Section 743(b) adjustment provides the purchaser of units with the equivalent of an adjusted tax basis in his share of our properties equal to the fair market value of such share.

     Proposed Treasury Regulations under Section 743 of the Internal Revenue Code generally require the Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly acquired recovery property placed in service when the transfer occurs. The proposed regulations under Section 197 indicate that the
Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be similarly treated. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost-recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150 percent declining-balance method. Kaneb Partners utilizes the 150 percent declining method on such property. The depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This could adversely affect the continued uniformity of the tax characteristics of our units. The general partner has adopted an accounting convention under
Section 743(b) to preserve the uniformity of units despite its inconsistency with these Treasury Regulations. See "Uniformity of Units."

     Although Our tax counsel is unable to opine as to the validity of such an approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property to the extent of any unamortized disparity between the tax basis and value attributable to Contributed Property. We will use a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation 1.743-1(j)(4)(i)(B)(1) and Proposed Treasury Regulation 1.197-2(g)(3). If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) basis, based on the same applicable rate as if they had purchased a direct interest in our property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to unitholders. See "-- Uniformity of Units."

     The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Internal Revenue Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment that we do not allocate to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets. Alternatively, it is possible that the IRS might seek to treat the portion of such Section 743(b) adjustment attributable to the underwriters' discount as if it were allocable to a nondeductible syndication cost.

     A Section 754 election is advantageous when the transferee's basis in such units is higher than such units' share of the aggregate basis in our assets immediately before the transfer. In such case, pursuant to the election, the transferee will take a new and higher basis in his share of our assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election would be disadvantageous if the transferee's basis in such units is lower than such units' share of the aggregate basis in our assets immediately before the transfer. Thus, the amounts that a unitholder would be able to obtain on a sale or other disposition of his units may be affected favorably or adversely by the elections under Section 754.

     The calculations and adjustments in connection with the Section 754 election depend, among other things, on the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to us, the general partner will apply the following method in making the necessary adjustments pursuant to the Section 754 election on transfers after the transfers pursuant to this offering: the price paid by a transferee for his units will be deemed to be the lowest quoted trading price for the units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the "convention price" for his units. The calculations under Section 754 elections are highly complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. It is possible that the IRS will successfully assert that the adjustments made by the general partner do not meet the requirements of the Internal Revenue Code or the applicable regulations and require a different basis adjustment to be made.

     Should the IRS require a different basis adjustment to be made, and should, in the general partner's opinion, the expense of compliance exceed the benefit of the elections, the general partner may seek permission from the IRS to revoke the Section 754 election it previously made for us. Such a revocation may increase the ratio of a unitholder's distributive share of taxable income to cash distributions and adversely affect the amount that a unitholder will receive from the sale of his units.

  ESTIMATES OF RELATIVE FAIR MARKET VALUES AND BASIS OF PROPERTIES

     The consequences of the acquisition, ownership and disposition of units will depend in part on estimates by the general partner of the relative fair market values and determinations of the initial tax basis of our assets. The federal income tax consequences of such estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss, deduction or credit previously reported by unitholders might change, and unitholders might be required to amend their previously filed tax returns or to file claims for refund. See "-- Administrative Matters -- Valuation Overstatements."

  TREATMENT OF SHORT SALES AND CONSTRUCTIVE SALES OF APPRECIATED FINANCIAL POSITIONS

     Taxpayers are required to recognize gain but not loss on constructive sales of appreciated financial positions that are entered into after June 8, 1997. These rules would apply to a constructive sale of units. Constructive sales include short sales of the same or substantially identical property, entering into a national principal contract on the same or substantially identical property, and entering into a futures or forward contract to deliver the same or substantially identical property. Thus, gain would be triggered if a unitholder entered into a contract to sell his or her units for a fixed price on a future date. If a constructive sale occurs, the taxpayer must recognize gain as if the appreciated financial position were sold, assigned or otherwise terminated at its fair market value on the date of the constructive sale. Adjustments for the gain recognized on the constructive sale are made in the amount of any gain or loss later realized by the taxpayer with respect to the position.

     It would appear that a unitholder whose units are lent to a "short seller" to cover a short sale of units would be considered as having transferred beneficial ownership of such units and would, thus, no longer be a partner with respect to such units during the period of such loan. As a result, during such period any Partnership income, gains, deductions, losses or credits with respect to such units would appear not to be reportable by such unitholder, any cash distributions the unitholder receives with respect to such units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS also may contend that a loan of units to a "short seller" constitutes a taxable exchange. If such a contention were successfully made, the lending unitholder may be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their units. The IRS announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

  ALTERNATIVE MINIMUM TAX

     Each unitholder will be required to take into account his share of any items of Partnership income, gain or loss for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose. A unitholder's alternative minimum taxable income derived from us may be higher than his share of our net income because we may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES AND FOREIGN INVESTORS

     Ownership of units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies may raise issues unique to such persons and, as described below, may have substantial adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Under
Section 512 of the Internal Revenue Code, virtually all of the taxable income such an organization derives from the ownership of a unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

     Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or other qualifying income. We do not anticipate that any significant amount of our gross income will be qualifying income.

     Nonresident aliens and foreign corporations, trusts or estates that acquire units will be considered to be engaged in business in the United States on account of ownership of such units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates, net of credits including withholding, on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, we will withhold on actual cash distributions made quarterly to foreign unitholders. The current rate for withholding is 39.6%. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to the our transfer agent on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

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

     Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, such a unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a "qualified resident." In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     The IRS has ruled that a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of such unit to the extent that such gain is effectively connected with a United States trade or business of the foreign unitholder. Kaneb Partners does not expect that any material portion of any such gain will avoid United States taxation. Moreover, Section 897 of the Internal Revenue Code, which is applied before the above-referenced IRS ruling, may increase the portion of any gain that is recognized by a foreign unitholder that is subject to United States income tax if that foreign unitholder has held more than 5% in value of the units during the five-year period ending on the date of the disposition or if the units are not regularly traded on an established securities market at the time of the disposition.

DISPOSITION OF UNITS

  GAIN OR LOSS IN GENERAL

     If a unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the unitholder's tax basis for such unit. See "-- Tax Consequences of Unit Ownership -- Basis of Units." A unitholder's "amount realized" will be measured by the sum of the cash or the fair market value of other property received plus the portion of our nonrecourse liabilities allocated to the units sold. To the extent that the amount of cash or property received plus the allocable share of our nonrecourse liabilities exceeds the unitholder's basis for the units disposed of, the unitholder will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such units. See also, "Tax Treatment of Operations -- Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions."

     The IRS has ruled that a partner must maintain an aggregate adjusted tax basis for his interests in a single partnership, consisting of all interests acquired in separate transactions. On a sale of a portion of such aggregate interest, such partner would be required to allocate his aggregate tax basis between the interest sold and the interest retained by some equitable apportionment method. If applicable, the aggregation of tax basis of a unitholder effectively prohibits a unitholder from choosing among units with varying amounts of inherent gain or loss to control the timing of the recognition of such inherent gain or loss as would be possible in a stock transaction. Thus, the IRS ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a unitholder's units. It is not clear whether such ruling applies to publicly traded partnerships, such as us, the interests in which are evidenced by separate registered certificates, providing a verifiable means of identifying each separate interest and tracing the purchase price of such interest. A unitholder considering the purchase of additional units or a sale of units purchased at differing prices should consult his tax advisor as to the possible consequences of that IRS ruling.

     Gain or loss recognized by a unitholder, other that a "dealer" in units, on the sale or exchange of a unit held more than one year will generally be taxable as capital gain or loss. To the extent that a portion of the gain upon the sale of a unit is attributable to a unitholder's share of our "inventory items" and "unrealized receivables," as those terms are defined in Section 751 of the Internal Revenue Code, such portion will be treated as ordinary income. Unrealized receivables include (1) to the extent not previously includable in our income, any rights to pay for services rendered or to be rendered and (2) amounts that would be subject to depreciation recapture as ordinary income if we had sold our assets at their fair market value at the time of the transfer of a unit. Ordinary income attributable to inventory items and unrealized receivables may exceed net taxable gain realized upon the sale of the units and may be recognized even if there is a net taxable loss realized on the sale of the units. Thus, a unitholder may recognize both ordinary income and a capital loss upon disposition of the units.

  TRANSFEROR/TRANSFEREE ALLOCATIONS

     In general, our taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of units owned by them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business is allocated among the unitholders of record as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring units in the open market may be allocated income, gain, loss, deduction and credit accrued after the transfer.

     The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, our tax counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of units. If the IRS treats transfers of units as occurring throughout each month and a monthly convention is not allowed by the regulations, the IRS may contend that our taxable income or losses must be reallocated among the unitholders. If any such contention were sustained, the tax liabilities of some unitholders would be adjusted to the possible detriment of other unitholders. The general partner is authorized to revise our method of allocation (1) between transferors and transferees and (2) as among Partners whose interests otherwise vary during a taxable period, to comply with any future regulations.

     A unitholder who owns units at any time during a quarter and who disposes of such units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

  CONSTRUCTIVE TERMINATION OR DISSOLUTION OF PARTNERSHIP

     Under Section 708(b)(1)(B) of the Internal Revenue Code, a partnership will be considered to have been terminated if within a twelve-month period there is a sale or exchange of 50% or more of the interests in partnership capital and profits. A termination results in a closing of the partnership's taxable year for all partners, and the partnership's assets are treated as having been transferred by us to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the partners of the terminated partnership in liquidation of such partnership. If a partnership is terminated by sale or exchange of interests in us, a Section 754 election, including a Section 754 election made by the terminated partnership, that is in effect for the taxable year of the terminated partnership in which the sale occurs, applies with respect to the incoming partner. Moreover, a Partner with a special basis adjustment in property held by a partnership that terminates under section 708(b)(1)(B) will continue to have the same special basis adjustment with respect to property deemed contributed by the terminated partnership to the new partnership regardless of whether the new partnership makes a Section 754 election. In the case of a unitholder reporting on a fiscal year other than a calendar year, the closing of our tax year may result in more than twelve months' of our taxable income or loss being includable in his taxable income for the year of termination.

     We may not have the ability to determine when a constructive termination occurs as a result of transfers of units because the units will be freely transferable under "street name" ownership. Thus, we may be subject to penalty for failure to file a tax return and may fail to make partnership tax elections in a timely manner, including the Section 754 election.

ADMINISTRATIVE MATTERS

  ENTITY-LEVEL COLLECTIONS

     If we are required under applicable law or elect to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, the general partner is authorized to pay such

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

taxes from Partnership funds. Such payments, if made, will be treated as current distributions to the unitholders for tax purposes, including the calculation of capital accounts. However, such payments, if made on behalf of all unitholders, will not be treated as current distributions of Available Cash for purposes of determining whether (1) distributed cash constitutes Cash from Operations or Cash from Interim Capital Transactions or (2) the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution has been paid. If such payments are made on behalf of some but not all unitholders, the payments will be treated as distributions of Available Cash for all purposes including the determination of whether (1) distributed cash constitutes Cash from Operations or Cash from Interim Capital Transactions and (2) the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution has been distributed on units held by unitholders on whose behalf such payments are made.

     The general partner is authorized but not required to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust subsequent distributions so that, after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement are maintained as nearly as practicable. If we are permitted but not required under applicable law to pay any such taxes, the general partner is authorized but not required to pay such taxes from our funds and to amend our partnership agreement and adjust subsequent distributions as described above. Our partnership agreement further provides that the general partner is authorized but not required to attempt to collect tax deficiencies from persons who were unitholders at the time such deficiencies arose and any amounts so collected will become Partnership assets.

     The amount we pay would be calculated based on the maximum rate of income tax for individuals or corporations, whichever is higher. Thus, such a payment by us could give rise to an overpayment of tax on behalf of an individual unitholder. In such event, the individual unitholder could file a claim for credit or refund with respect to the overpayment.

  PARTNERSHIP INCOME TAX INFORMATION RETURNS AND PARTNERSHIP AUDIT PROCEDURES

     We will use all reasonable efforts to furnish unitholders with tax information within 75 days after the close of each taxable year. Specifically, we intend to furnish to each unitholder a Schedule K-1 which sets forth his allocable share of our income, gains, losses, deductions and credits, if any. In preparing such information, the general partner will necessarily use various accounting and reporting conventions to determine each unitholder's allocable share of income, gains, losses, deductions and credits. Neither we nor our tax counsel can assure you that any such conventions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations thereunder or administrative pronouncements of the IRS. The general partner cannot assure prospective unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to us. In addition, if the IRS were to prevail, unitholders may incur substantial liabilities for taxes and interest.

     Our federal income tax information returns may be audited by the IRS. The Internal Revenue Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments, if any, resulting from such an audit may require each unitholder to file an amended tax return, and possibly may result in an audit of the unitholder's return. Any audit of a unitholder's return could result in adjustments to items not related to our returns as well as those related to our returns.

     Under Sections 6221 through 6233 of the Internal Revenue Code, partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit and the imposition of penalties and other additions to unitholders' tax liability are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints the general partner as our Tax Matters Partner.

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

     The Tax Matters Partner is entitled to make elections for us and our unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to Partnership items. In connection with adjustments to Partnership tax returns proposed by the IRS, the Tax Matters Partner may bind any unitholder with less than a 1% profits interest in us to a settlement with the IRS unless the unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review to which all the unitholders are bound of a final Partnership administrative adjustment. If the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% profit interest in us and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.

     The unitholders will generally be required to treat Partnership items on their federal income tax returns in a manner consistent with the treatment of the items on our information return. In general, that consistency requirement is waived if the unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on our return. Even if the consistency requirement is waived, adjustments to the unitholder's tax liability with respect to Partnership items may result from an audit of our or the unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

  INFORMATION RETURN FILING REQUIREMENTS

     A unitholder who sells or exchanges units is required by Section 6050K of the Internal Revenue Code to notify us in writing of such sale or exchange, and we are required to notify the IRS of such transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. In addition, a transferor and a transferee of a unit will be required to furnish to the IRS the amount of the consideration received for such unit that is allocated to our goodwill or going concern value. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

  NOMINEE REPORTING

     Under Section 6031(c) of the Internal Revenue Code, persons who hold an interest in us as a nominee for another person must report information to us. Temporary Treasury Regulations provide that such information should include

     - the name, address and taxpayer identification number of the beneficial owners and the nominee;

     - whether the beneficial owner is

      - a person that is not a United States person,

      - a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

      - a tax-exempt entity;

     - the amount and description of units held, acquired or transferred for the beneficial owners; and

     - information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

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

  REGISTRATION AS A TAX SHELTER

     Section 6111 of the Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. Although it is arguable that we will not be subject to the registration requirement, the general partner, as our principal organizer, has registered us as a tax shelter with the IRS in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Kaneb Partners has received tax shelter registration number 93230000163 from the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. Kaneb Partners must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish such registration number to the transferee is $100 for each such failure. The unitholder must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by us is claimed or income from us is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

                       STATE AND OTHER TAX CONSIDERATIONS

     Unitholders may be subject to state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partners reside or in which we or our subsidiary partnerships do business or own property. Although an analysis of those various taxes cannot be presented here, each prospective unitholder should consider the potential impact of such taxes on his investment in units. The Operating Partnerships own property and do business in Alabama, Arizona, California, Colorado, Florida, Georgia, Indiana, Illinois, Iowa, Kansas, Louisiana, Maryland, Minnesota, Nebraska, New Jersey, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Washington, Wisconsin, Wyoming and Virginia. A unitholder will likely be required to file state income tax returns in such states, other than Florida, South Dakota, Texas and Wyoming, and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. This could occur, for example, if the unitholder has no income from sources within that state. The general partner is authorized but not required to cause us to pay any state or local income tax on behalf of all the Partners even though such payment may be greater than the amount that would have been required to be paid if such payment had been made directly by a particular Partner or assignee; provided, however, that such tax payment shall be in the same amount with respect to each unit and, in the general partner's sole discretion, payment of such tax on behalf of all the Partners or assignees is in the best interests of the Partners or the assignees as a whole. Any amount so paid on behalf of all Partners or assignees shall be deducted as a cash operating expenditure of us in calculating "Cash from Operations."

     It is the responsibility of each prospective unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in units. Accordingly, each prospective unitholder should consult, and must depend on, his own tax counsel or other advisor with regard to state and local tax matters. Further, it is the responsibility of each unitholder to file all state and local, as well as federal, tax returns that may be required of such unitholder.

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             INVESTMENT IN KANEB PARTNERS BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, and restrictions imposed by
Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to

     - whether such investment is prudent under Section 404(a)(1)(B) of ERISA,

     - whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA,

     - the fact that such investment could result in recognition of UBTI by such plan even if there is no net income,

     - the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor and

     - whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

See "Federal Income Tax Considerations -- Tax Treatment of
Operations -- Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors." The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

     In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (1) the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws,

          (2) the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

          (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity.

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

     Kaneb Partners's assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and also may satisfy requirements (2) and (3) above.

                              PLAN OF DISTRIBUTION

     Kaneb Partners may sell the units to one or more underwriters for public offering and sale or may sell the units to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the units will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the units at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Kaneb Partners also may, from time to time, authorize underwriters acting as our agents to offer and sell the units on the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of units, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the units for whom they may act as agent. Underwriters may sell the units to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation that we pay to underwriters or agents in connection with the offering of the units, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the units may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the units may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against the contribution toward civil liabilities, including liabilities under the Securities Act.

     If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase the units to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate number of the units that may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions that we may approve. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that

     - the purchase by an institution of the units shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and

     - if the units are being sold to underwriters, Kaneb Partners shall have sold to such underwriters the total number of such units less the number thereof covered by such arrangements.

Underwriters will not have any responsibility with respect to the validity of such arrangements or the performance of us or such institutional investors thereunder.

     Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                     LEGAL

     Certain legal matters in connection with the units will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to the offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of Kaneb Pipe Line Partners, L.P. and subsidiaries as of December 31, 1998 and for the year then ended, and the consolidated balance sheet of Kaneb Pipe Line Company and subsidiaries as of December 31, 1998, have been incorporated by reference and included herein, respectively, in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference and included herein, and upon the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheet of Kaneb Pipe Line Partners, L.P. as of December 31, 1997 and the consolidated income statement and statement of cash flow for the two years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                            KANEB PIPE LINE COMPANY

Independent Auditors' Report................................  F-2
Consolidated Balance Sheet..................................  F-3
Notes to Consolidated Balance Sheet.........................  F-4

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Kaneb Pipe Line Company:

     We have audited the accompanying consolidated balance sheet of Kaneb Pipe Line Company and subsidiaries (the "Company") as of December 31, 1998. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Dallas, Texas
February 25, 1999

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998

                                  ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,870,000
  Accounts receivable.......................................    21,698,000
  Inventories...............................................     3,880,000
  Prepaid expenses..........................................     4,463,000
                                                              ------------
          Total current assets..............................    31,911,000
                                                              ------------
Receivable from affiliates, net.............................     7,539,000
Property and equipment......................................   398,306,000
Less accumulated depreciation...............................   108,631,000
                                                              ------------
  Net property and equipment................................   289,675,000
Excess of cost over fair value of net assets of acquired
  business..................................................     1,472,000
                                                              ------------
                                                              $330,597,000
                                                              ============

                   LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt...........................................  $ 10,000,000
  Accounts payable..........................................     9,145,000
  Accrued expenses..........................................    10,969,000
  Accrued distributions payable.............................     7,452,000
  Deferred terminaling fees.................................     3,526,000
                                                              ------------
          Total current liabilities.........................    41,092,000
                                                              ------------
Long-term debt..............................................   155,852,000
Other liabilities...........................................     3,558,000
Deferred income taxes.......................................     7,992,000
Interest of outside non-controlling partners in KPP.........    79,247,000
Stockholder's equity:
  Common stock, $1 par value, authorized and issued 10,000
     shares.................................................        10,000
  Additional paid-in capital................................    29,573,000
  Notes receivable from affiliate...........................   (14,500,000)
  Retained earnings.........................................    27,773,000
                                                              ------------
          Total stockholder's equity........................    42,856,000
                                                              ------------
                                                              $330,597,000
                                                              ============

             See accompanying notes to consolidated balance sheet.

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

     The following significant accounting policies are followed by Kaneb Pipe Line Company and subsidiaries (the "Company") in the preparation of the consolidated balance sheet. The Company is a wholly-owned subsidiary of Kaneb Services, Inc. (the "Parent Company").

  (a) PRINCIPLES OF CONSOLIDATION

     The consolidated balance sheet includes the accounts of the Company and its subsidiaries and Kaneb Pipe Line Partners, L.P. (the "Partnership" or "KPP"). The Company controls the operations of KPP through its two percent general partner interest and a 28% limited partner interest. All significant intercompany transactions and balances are eliminated in consolidation.

     Kaneb Partners owns and operates a refined petroleum products pipeline business and a petroleum products and specialty liquids storage and terminaling business. Kaneb Partners's business of terminaling petroleum products and specialty liquids is conducted under the name ST Services ("ST"). Kaneb Partners operates the refined petroleum products pipeline business through Kaneb Pipe Line Operating Partnership, L.P. ("KPOP"), a limited partnership in which Kaneb Partners holds a 99% interest as limited partner. The Company's products marketing business, acquired in March 1998 (Note 3), provides wholesale motor fuel marketing services in the Great Lakes and Rocky Mountain regions, as well as California.

  (b) CASH AND EQUIVALENTS

     The Company's policy is to invest cash in highly liquid investments with original maturities of three months or less. Such investments are valued at cost, which approximates market, and are classified as cash equivalents.

  (c) INVENTORIES

     Inventories consist of petroleum products purchased for resale in the products marketing business and are valued at the lower of cost or market. Cost is determined using the weighted average cost method.

  (d) PROPERTY AND EQUIPMENT

     Property and equipment are carried at original cost. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provide on a straight-line basis at rates based upon expected useful lives of various classes of assets, as disclosed in Note 5. The rates used for pipeline and storage facilities of KPOP are the same as those which have been promulgated by the Federal Energy Regulatory Commission.

     The carrying value of property and equipment is periodically evaluated using undiscounted future cash flows as the basis for determining if impairment exists under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). To the extent impairment is indicated to exist, an impairment loss will be recognized under SFAS 121 based on fair value.

  (e) REVENUE RECOGNITION

     Revenues from the products marketing business are recognized when product is sold and title and risk pass to the customer. Pipeline transportation revenues are recognized upon receipt of the products into the

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES pipeline system. Storage fees are billed one month in advance and are reported as deferred income. Revenue is recognized in the month services are provided.

  (f) EXCESS OF COST OVER FAIR VALUE OF NET ASSETS OF ACQUIRED BUSINESS

     The excess of the cost of the products marketing business over the fair value of net assets acquired is being amortized on a straight-line basis over a period of 40 years. Accumulated amortization was $28,000 at December 31, 1998.

     The Company periodically evaluates the propriety of the carrying amount of the excess of cost over fair value of net assets of acquired business, as well as the amortization period, to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. The Company believes that no such impairment has occurred and that no reduction in estimated useful lives is warranted.

  (g) ENVIRONMENTAL MATTERS

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action.

  (h) KPP CASH DISTRIBUTIONS

     Kaneb Partners makes quarterly distributions of 100% of its Available Cash, as defined in its partnership agreement, to holders of limited partnership units and the Company. Available Cash consists generally of all the cash receipts of Kaneb Partners plus the beginning cash balance less all of its cash disbursement and reserves. The assets, other than Available Cash, cannot be distributed without a majority vote of the non-affiliate unitholders.

  (i) ESTIMATES

     The preparation of the Company's balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

2.  SALE OF KPP UNITS

     In December 1997, the Company, through a wholly-owned subsidiary, sold 500,000 Units in KPP to a wholly-owned subsidiary of the Parent Company in exchange for two 8.75% notes receivable aggregating $14.5 million. One note, for $9.5 million, is due in 2003. The other note, for $5.0 million, is due upon demand. These notes are classified as a reduction to stockholder's equity.

3.  ASSET ACQUISITIONS

     On March 25, 1998, the Company acquired a products marketing business for $1.5 million, plus the cost of products inventory ($1.8 million). The products marketing business provides wholesale motor fuel marketing services throughout the Great Lakes and Rocky Mountain regions, as well as California. The asset purchase agreement includes a provision for an earn-out based on annual operating results of the acquired

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES business for a five-year period ending in March 2003. No amounts were payable under the earn-out provision in 1998. The acquisition was accounted for using the purchase method of accounting.

     On October 30, 1998, KPP, through a wholly-owned subsidiary, entered into acquisition and joint venture agreements with Northville Industries Corp. ("Northville") to acquire and manage the former Northville terminal located in Linden, New Jersey. Under the agreements, KPP acquired a 50% interest in the newly-formed ST Linden Terminal, LLC for $20.5 million plus transaction costs. The investment was financed by KPP's existing revolving credit facility and a revolving promissory note. The investment is being accounted for by the equity method of accounting, with the excess cost over net book value of the equity investment being amortized over the life of the underlying assets. During 1998, KPP acquired other terminals and pipelines for aggregate consideration of $23.9 million.

     On February 1, 1999, KPP, through two wholly-owned subsidiaries, acquired six terminals in the United Kingdom from GATX Terminal Limited for L22.6 million (approximately $37.4 million) plus transaction costs and the assumption of certain liabilities. The acquisition was financed with term loans from a bank. The acquisition will be accounted for, beginning in February 1999, using the purchase method of accounting.

4.  INCOME TAXES

     The Company participates with the Parent Company in filing a consolidated Federal income tax return except for certain ST operations which are conducted through separate taxable wholly-owned corporate subsidiaries. The income taxes for the Company are reported as if it had filed on a separate return basis. Amounts payable or receivable for income taxes are included in receivable from affiliates.

     Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years.

     The Company has recorded a deferred tax asset of approximately $25.2 million at December 31, 1998, relating to domestic net operating loss carryforwards attributable to certain wholly-owned subsidiaries. The deferred tax asset is reduced by a valuation allowance of $22.7 million. The Company has recorded a deferred tax liability of $6.9 million as of December 31, 1998, primarily relating to differences between the financial and tax basis in Kaneb Partners's assets. The Company has also recorded a deferred tax liability of $3.6 million at December 31, 1998, which is associated with certain subsidiaries not included in the Parent Company's consolidated Federal income tax return.

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

5.  PROPERTY AND EQUIPMENT

     The cost of property and equipment as of December 31, 1998 is summarized as follows:

                                                     ESTIMATED USEFUL LIFE
                                                            (YEARS)
                                                     ---------------------
Land...............................................              --          $  19,744,000
Buildings..........................................              35              7,626,000
Furniture and fixtures.............................              16              2,763,000
Transportation equipment...........................               6              4,131,000
Machinery and equipment............................         20 - 40             31,226,000
Pipeline and terminaling equipment.................         20 - 40            305,745,000
Investment in ST Linden Terminal, LLC..............              25             21,005,000
Construction work-in-progress......................              --              6,066,000
                                                                             -------------
          Total property and equipment.............                            398,306,000
Accumulated depreciation...........................                           (108,631,000)
                                                                             -------------
          Net property and equipment...............                          $ 289,675,000
                                                                             =============

     In December 1998, Kaneb Partners exercised its option to purchase pipeline equipment previously held under a capital lease for $5.1 million in cash.

6.  DEBT

     In October 1998, KPP, through a wholly-owned subsidiary, entered into a Promissory Note Agreement with a bank that, as amended on February 1, 1999, provides for a $15 million revolving credit availability through June 30, 1999. The Promissory Note Agreement, which is without recourse to the Parent Company, bears interest at variable interest rates and has a commitment fee of 0.35% per annum of the unused available balance. At December 31, 1998, $10.0 million was drawn under the Promissory Note Agreement and included in current liabilities.

     Long-term debt as of December 31, 1998 is summarized as follows:

First mortgage notes due 2001 and 2002......................  $ 60,000,000
First mortgage notes due 2001 through 2016..................    68,000,000
Revolving credit facility due January 2001..................    25,000,000
Revolving credit facility due March 2001....................     2,852,000
                                                              ------------
          Total long-term debt..............................   155,852,000
Less current portion........................................            --
                                                              ------------
          Long-term debt....................................  $155,852,000
                                                              ============

     In March 1998, a wholly-owned subsidiary of the Company entered into a credit agreement with a bank that, as amended, provides for a $15 million revolving credit facility through March 2001. The credit facility bears interest at variable rates, has a commitment fee of 0.25% per annum on unutilized amounts and contains certain financial and operational covenants. The credit facility is secured by essentially all of the assets of the products marketing business. At December 31, 1998, $2.9 million was drawn on the facility.

     In 1994, KPP, through a wholly-owned subsidiary, entered into a restated credit agreement with a group of banks that, as subsequently amended, provides a $25 million revolving credit facility through January 31,

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

2001. The credit facility bears interest at variable interest rates and has a commitment fee of 0.15% per annum of the unused credit facility. At December 31, 1998, $25 million was drawn under the credit facility.

     Also in 1994, another wholly-owned subsidiary of KPP issued $33 million of first mortgage notes ("Notes") to a group of insurance companies. The Notes bear interest at the rate of 8.05% per annum and are due on December 22, 2001. In 1995, KPP issued $27 million of additional Notes due February 24, 2002 which bear interest at the rate of 8.37% per annum. The Notes and the credit facility are secured by a mortgage on our east pipeline and contain certain financial and operational covenants.

     In June 1996, KPP issued $68.0 million of new first mortgage notes bearing interest at rates ranging from 7.08% to 7.98%. $35 million of these notes is due June 2001, $8.0 million is due June 2003, $10.0 million is due June 2006 and $15.0 million is due June 2016. The loan is secured, pari passu with the existing Notes and credit facility, by a mortgage on our east pipeline.

7.  COMMITMENTS AND CONTINGENCIES

     The following is a schedule by years of future minimum lease payments under operating leases as of December 31, 1998:

YEAR ENDING DECEMBER 31:
------------------------
1999........................................................  $1,359,000
2000........................................................   1,345,000
2001........................................................   1,265,000
2002........................................................   1,082,000
2003........................................................   1,088,000
Thereafter..................................................   1,023,000
                                                              ----------
                                                              $7,162,000
                                                              ==========

     The operations of KPP are subject to Federal, state and local laws and regulations relating to protection of the environment. Although KPP believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance significant costs and liabilities will not be incurred by KPP. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operation of KPP, could result in substantial costs and liabilities to KPP. KPP has recorded an undiscounted reserve for environmental claims in the amount of $5.3 million in December 31, 1998, including $4.5 million related to acquisitions of pipelines and terminals. During 1998, KPP incurred $0.6 million of costs related to such acquisition reserves and reduced the liability accordingly.

     In December 1995, Kaneb Partners acquired the liquids terminaling assets of Steuart Petroleum Company and certain of its affiliates. The asset purchase agreement includes a provision for an earn-out payment based upon revenues of one of the terminals exceeding a specified amount for a seven-year period ending in December 2002. No amount was payable under the earn-out provision in 1998.

     Certain subsidiaries of KPP are defendants in a lawsuit filled in a Texas state court in 1997 by Grace Energy Corporation ("Grace"), the entity from whom Kaneb Partners acquired ST in 1993, involving certain issues allegedly arising out of Kaneb Partners's acquisition of ST. Grace alleges that the defendants assumed responsibility for certain environmental damages to a former ST facility located in Massachusetts that occurred at a time prior to Kaneb Partners's acquisition of ST. The defendants have also received and responded to inquiries from two governmental authorities in connection with the same allegation by Grace. The defendants' consistent position is that it did not acquire the facility in question as part of the 1993 ST

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES transaction and, consequently, did not assume any responsibility for the environmental damage. The case is set for trial in June 1999.

     The Company has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies, including the Grace litigation described above, will not have a materially adverse effect on the financial position of the Company.

8.  RELATED PARTY TRANSACTIONS

     The Parent Company is entitled to reimbursement of all direct and indirect costs related to the business activities of the Company. These costs, which totaled $5.6 million for the year ended December 31, 1998, include compensation and benefits for officers and employees of the Company and the Parent Company, insurance premiums, general and administrative costs, tax information and reporting costs, legal and audit fees. In addition, the Company paid $.2 million during 1998 for an allocable portion of the Parent Company's overhead expenses.

     The Company participates in the Parent Company's defined contribution benefit plan which covers substantially all domestic employees and provides for varying levels of employer matching. Included in the costs above are Company contributions to this plan of $.7 million for 1998.

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The estimated fair value of cash equivalents, accounts receivable and accounts payable approximate their carrying amount due to the relatively short period to maturity of these instruments. The estimated fair value of all debt as of December 31, 1998 was approximately $174 million as compared to the carrying value of $166 million. These fair values were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The estimates presented above are not necessarily indicative of the amounts that would be realized in a current market exchange.

     The Company markets and sells its services to a broad base of customers and performs ongoing credit evaluations of its customers. The Company does not believe it has a significant concentration of credit risk at December 31, 1998. No customer constituted 10 percent or more of revenue in 1998.

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--------------------------------------------------------------------------------

                                1,565,000 UNITS

                                KANEB PIPE LINE
                                 PARTNERS, L.P.

                     REPRESENTING LIMITED PARTNER INTERESTS

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                  MAY 13, 2002

                   (INCLUDING PROSPECTUS DATED JUNE 25, 1999)

                                  ------------

                              SALOMON SMITH BARNEY

                           A.G. EDWARDS & SONS, INC.

                                LEHMAN BROTHERS

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